EXHIBIT 1

ASSET PURCHASE AGREEMENT

among:

e-SIM, Ltd.,
an Israeli company;

SKY MobileMedia (Israel) Ltd.,
an Israeli company;

and

SKY MobileMedia, Inc.
a Delaware corporation

____________________________

Dated as of September 28, 2006
____________________________

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is entered into as of September 28, 2006, by and among: e-SIM, Ltd. an Israeli company (the “Seller”); SKY MobileMedia (Israel) Ltd., an Israeli company (the “Purchaser Sub”); and SKY MobileMedia, Inc., a Delaware corporation (the “Purchaser”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A. Purchaser Sub is a wholly-owned subsidiary of Purchaser.

B. The Seller wishes to provide for the sale of substantially all of the assets of the Seller to Purchaser Sub on the terms set forth in this Agreement.

C. The persons listed on Exhibit B hereto have executed a Voting Agreement in the form of Exhibit C to this Agreement (the “Voting Agreements”).

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

1.	Sale of Assets; Related Transactions.

1.1 Sale of Assets. The Seller shall cause to be sold, assigned, transferred, delivered and conveyed to Purchaser Sub, at the Closing, good and valid title to the Assets, free of any Encumbrances, other than the Encumbrances identified in Schedule 1.1 to this Agreement, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, “Assets” shall mean and include: (a) all of the properties, rights, interests and other tangible and intangible assets of the Seller (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any assets acquired by the Seller during the Pre-Closing Period; and (b) any other assets that are owned by any Related Party and that are needed for the conduct of the business of the Seller; provided, however, that the Assets shall not include any Excluded Assets. Without limiting the generality of the foregoing, the Assets shall include:

(1) all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets of the Seller (including without limitation the tangible assets identified in Part 2.19 of the Seller Disclosure Schedule);

(2) all advertising and promotional materials possessed by the Seller;

(3) all Seller IP and Intellectual Property Rights and related goodwill of the Seller (including the right to use the name “e-SIM” and variations thereof, and the

Seller IP and Intellectual Property Rights identified in Part 2.11 of the Seller Disclosure Schedule);

(4) all rights of the Seller under the Seller Contracts (including the Seller Contracts identified in Part 2.12 of the Seller Disclosure Schedule);

(5) all Governmental Authorizations held by the Seller (including the Governmental Authorizations identified in Part 2.15 of the Seller Disclosure Schedule), to the extent such Governmental Authorizations are assignable under applicable law;

(6) all claims (including claims for past infringement or misappropriation of Intellectual Property or Intellectual Property Rights) and causes of action of the Seller against other Persons (regardless of whether or not such claims and causes of action have been asserted by the Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller (regardless of whether such rights are currently exercisable), in all cases to the extent such claims or other rights pertain to Assets;

(7) all “manager’s insurance” policies, pension funds, continuing education funds and any other funds or deposits maintained by the Seller on behalf of Newly Hired Employees which will be transferred into the name of the Purchaser Sub; and

(8) All data and records related to the following: client and customer lists and records, license information, referral sources, research and development reports and records, production reports and records, test reports, configuration management data, quality and process documentation, service and warranty records, equipment, logs, operating guides and manuals, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and copies of all personnel records.

1.2 Purchase Price.

(a) As consideration for the sale of the Assets to Purchaser Sub:

(i) at the Closing, the Purchaser Sub shall pay or have paid to the Seller, in cash, an amount (the “Cash Payment”) equal to the total of (A) $5,815,075 (five million eight hundred fifteen thousand and seventy-five US dollars), less (B) the outstanding principal plus any accrued but unpaid interest of the Bridge Loan, less (C) the Acquired Receivables Amount, to the extent actually collected by Seller prior to Closing, less (D) the Severance Funding Shortfall and plus (E) the Seller Interim Period Expenditures approved by Purchaser Sub;

(ii) at the Closing, the Purchaser shall issue the Escrow Shares and the Belzberg Shares to Seller, and shall thereafter immediately cancel the Belzberg Shares and re-issue the Belzberg Shares in the name of Belzberg;

(iii) at the Closing, Purchaser shall deposit the Escrow Shares, represented by a stock certificate registered in the name of Seller, and the Belzberg Shares, represented by a stock certificate registered in the name of Belzberg, in an escrow account (the “Escrow Account”) to be established as of the Closing Date pursuant to an Escrow Agreement among the Seller, the Purchaser, the Purchaser Sub and Law Debenture (the “Escrow Agent”), in substantially the form of Exhibit D to this Agreement (the “Escrow Agreement”). The Escrow Shares, together with any cash paid in connection with the repurchase of such Escrow Shares in accordance with Section 9.3 and any other property received in respect of the Escrow Shares shall be held as an escrow fund (the “Escrow Fund”) to secure the indemnification, compensation and reimbursement rights of Purchaser and Purchaser Sub and the other Indemnitees under this Purchase Agreement;

(iv) Purchaser shall cancel, discharge and forgive all amounts owing under the Bridge Loan; and

(v) at the Closing, Purchaser Sub shall assume the Assumed Liabilities by delivering to the Seller an Assumption Agreement in substantially the form of Exhibit E to this Agreement (the “Assumption Agreement”).

(b) For purposes of this Agreement “Assumed Liabilities” shall mean only the following liabilities of the Seller:

(i) the liabilities of the Seller under or pertaining to the Seller Contracts assigned to Purchaser Sub, which shall include all obligations relating to the performance of such Seller Contracts following the Cut Off Date, but only to the extent such liabilities or obligations (A) arise after the Cut Off Date, (B) do not arise from or relate to the assignment of any such Contracts or any Breach on or prior to the Cut Off Date by the Seller of any provision of any of such Contracts, and, (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Cut Off Date that, with notice or lapse of time, would constitute or result in a Breach of any of such Contracts, and (D) are ascertainable (in nature and amount) solely by reference to the express terms of such Contracts;

(ii) up to $500,000 in liabilities of the Seller under the OCS Agreement arising prior to the Cut Off Date, as set forth on Schedule 1.2(b)(ii); and

(iii) without derogating from item (i) above, the liabilities of Seller to Jataayu Software Private Limited in the aggregate amount of $1,050,000 (one million and fifty thousand US dollars)

(iv) the severance pay (including notice period) and accrued Liabilities of the Seller to Newly Hired Employees, including, accrued vacation days, sick days, pension plans, recuperation pay and education plans.

provided, however, that notwithstanding the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the Assumed Liabilities shall not include, and the Purchaser shall not be required to assume or to perform or discharge:

(1) the Liabilities of the Seller listed on Schedule 1.2(b)(1) or any Liability of any Person, except for the Seller;

(2) any Liability of the Seller arising out of or relating to the execution, delivery or performance of any of the Transactional Agreements;

(3) any Liability of the Seller for any fees, costs or expenses described in Section 10.3(a) of this Agreement;

(4) any Liability of the Seller arising from or relating to any action taken by the Seller, or any failure on the part of the Seller to take any action, at any time after the Closing Date;

(5) any Liability of the Seller arising from or relating to (x) any services performed by the Seller for any customer, or (y) any existing claim or Proceeding against the Seller (i) relating to a Seller Contract and (ii) in respect of any other Asset, relating to any event prior to the Cut Off Date;

(6) any Liability of the Seller for the payment of any Tax accrued, due and payable prior to the date hereof;

(7) any Liability of the Seller to any employee or former employee of the Seller who is not a Newly Hired Employee;

(8) any Liability of the Seller to any Related Party other than those referenced in Sections 1.2(b)(ii) and 1.2(b)(iii) above;

(9) any Liability under any Seller Contract, if the Seller shall not have obtained, prior to the Closing Date, any Consent required to be obtained from any Person with respect to the assignment or delegation to the Purchaser of any rights or obligations under such Contract;

(10) any Outstanding Obligations;

(11) any Liability that is inconsistent with or constitutes an inaccuracy in, or that arises or exists by virtue of any Breach of, (x) any representation or warranty made by the Seller in any of the Transactional Agreements, or (y) any covenant or obligation of the Seller contained in any of the Transactional Agreements; or

(12) any other Liability that is not referred to in clauses “(i)” through "(iv)" of Section 1.2(b).

1.3 Sales Taxes; Israeli Value Added Tax. The Seller shall bear and pay all taxes payable by it in connection with the performance of the sale of the Assets to the Purchaser Sub under any applicable Tax law. Seller shall not be liable for any Tax levied against or otherwise payable under applicable Tax law by the Purchaser or the Purchaser Sub. The Purchase Price is exclusive of Value Added Tax (“VAT”). Purchaser Sub shall be entitled to file a request pursuant to Section 20 of Israeli Value Added Tax Law with respect to the Transactions (the “VAT Request”). At Purchaser Sub’s request, the Seller shall cooperate with the Purchaser Sub in preparing and filing VAT Request. If the VAT Request is not approved by the Closing, the applicable VAT, to the extent required to be paid, shall be paid by the Purchaser or Purchaser Sub to the Seller at any time after the date on which the applicable portion of the Purchase Price is payable in accordance with this Agreement, but not later than two business days prior to the date upon which Seller is required to remit the applicable VAT to the Israeli VAT authorities at against receipt by Purchaser or Purchaser Sub of a valid VAT invoice from the Seller.

1.4 Withholding. The Purchaser Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amounts as the Purchaser and Purchaser Sub are required to deduct and withhold under applicable Tax law, with respect to the making of such payment; provided, however, that Purchaser shall gross-up Seller for any non-Israeli tax withheld at Closing. To the extent that amounts are so withheld by the Purchaser or Purchaser Sub, such withheld amounts shall be paid by Purchaser Sub or Purchaser to the applicable Tax Authority and, upon such payment, shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of whom such deduction and withholding was made by the Purchaser or Purchaser Sub. If, at the Closing, the Seller delivers to the Purchaser and Purchaser Sub a certificate from the Israeli Tax Authority evidencing an exemption from withholding of Taxes, which shall be applicable, valid and in effect as of the Closing, the Purchaser and Purchaser Sub shall honor such withholding tax exemption.  To avoid doubt, Purchaser Sub's obligation to withhold with respect to the consideration payable under this Agreement also applies with respect to the deposit of the Escrow Shares, and the amount of such withholding will be deducted and withheld from the Cash Payment payable hereunder at the Closing, unless an appropriate certificate of exemption from withholding is provided.

1.5 Allocation. At or prior to the Closing, the Purchaser and Seller shall agree upon a statement setting forth the parties’ good faith determination of the manner in which the consideration referred to in Sections 1.2(a) is to be allocated among the Assets. Such allocation shall be conclusive and binding upon the Seller for all purposes, and the Seller shall not file any Tax Return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such allocation.

1.6 Closing.

(a) The closing of the sale of the Assets to Purchaser Sub (the “Closing”) shall take place at the offices of Yigal Arnon & Co. in Jerusalem, Israel, at

10:00 a.m. on the date that is two (2) business days following the approval of this Agreement by the shareholders of the Seller as contemplated herein; provided, however, that if any condition set forth in Section 5 has not been satisfied as of such date, then the Purchaser Sub may, at its election, unilaterally postpone the Scheduled Closing Time until the condition has been satisfied or waived by Purchaser Sub. “Closing Date” shall mean the time and date as of which the Closing actually takes place.

(b) At the Closing:

(i) the Seller shall execute and deliver to Purchaser Sub a Bill of Sale (“Bill of Sale”) in the form of Exhibit F to this Agreement and such other documents as may be required to evidence or effect the transfer of the Assets;

(ii) Seller shall deliver to Purchaser Sub a schedule of payments to be made by Purchaser Sub on Seller’s behalf to third parties in satisfaction of obligations owed by Seller to such third parties (the “Outstanding Obligations”);

(iii) Purchaser Sub shall pay to the Seller the Cash Payment (less the amount of any Outstanding Obligations);

(iv) Purchaser shall pay the Outstanding Obligations to the applicable third parties;

(v) the parties hereto shall execute and deliver the Escrow Agreement, and the Purchaser shall deposit the Escrow Shares and the Belzberg Shares in the Escrow Account as contemplated by Section 1.2(a)(ii);

(vi) Purchaser Sub and Seller shall execute and deliver the Assumption Agreement;

(vii) The Seller and Purchaser Sub shall execute notices to any third parties to whom an Assumed Liability is owed and whose consent to the assumption by Purchaser Sub of such Assumed Liability was not required or obtained;

(viii) the Seller shall execute and deliver to the Purchaser and Purchaser Sub a certificate (the “Closing Certificate”) setting forth the representations and warranties of the Seller (A) all of the representations and warranties made by the Seller in this Agreement (considered collectively), and each of said representations and warranties (considered individually), were accurate in all material respects as of the date of this Agreement, (B) that all of the covenants and obligations that the Seller are required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), have been duly complied with and performed in all material respects, (C) that except as expressly set forth in the Closing Certificate, each of the conditions set forth in Sections 5.3, 5.4, 5.5 and 5.7 has been satisfied in all respects; and (D) setting forth the Acquired Receivables Amount and the Severance Fund Amount;

(ix) the Secretary of the Seller shall execute and deliver to the Purchaser and Purchaser Sub a certificate (the “Secretary’s Certificate”) having attached thereto (i) the resolutions approved by the Board of Directors of the Seller authorizing the Transactions and (ii) resolutions approved by the Seller’s shareholders authorizing the Transactions, dated as of the Closing Date;

(x) Each of the Purchaser, the Seller and Belzberg shall execute and deliver to each other the Financing Agreements; and

(xi) Seller shall cause a transfer certificate in the form attached hereto as Exhibit G (the “Transfer Certificate”) duly executed by Belzberg to be delivered to Purchaser.

1.7 Consents.

(a) If there are any Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing with respect to the assignment or delegation to Purchaser Sub of any rights or obligations under any Seller Contract, in the case of each such Seller Contract as to which a Consent was not obtained (or otherwise is not in full force and effect) (collectively, the “Restricted Contracts”), Purchaser Sub, in its sole discretion, may waive any closing condition as to any such Consent and either:

(i) accept the assignment and liability of such Restricted Contract, in which case, as between Purchaser Sub and Seller, such Restricted Contract shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable Consent, be transferred at the Closing pursuant to the Assumption Agreement as elsewhere provided under this Agreement; or

(ii) elect to have Seller continue its efforts to obtain such Consent, in which case, notwithstanding Sections 1.1 and 1.2, neither this Agreement nor the Assumption Agreement nor any other document related to the consummation of the Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Contracts, and following the Closing, the parties shall use commercially reasonable efforts, and cooperate with each other, to obtain the Consent relating to each Restricted Contract as quickly as practicable. Pending the obtaining of such Consents relating to any Restricted Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Purchaser Sub the benefits of use and liabilities of the Restricted Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Purchaser Sub of any and all rights of Seller against a third party thereunder or the renewal or extension of the term thereof). Once a Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Contract to Purchaser Sub, and Purchase Sub shall assume the obligations under such Restricted Contract assigned to Purchaser Sub from and after the date of assignment to Purchaser Sub pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assumption Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Purchaser Sub).

(b) Notwithstanding the aforesaid, in the event that any Restricted Contract has a Liability not exceeding $25,000 (twenty five thousand US dollars), Purchaser Sub shall waive any closing condition as to any such Consent and apply one of the alternative provisions of Section 1.7(a) above; provided, however, that Purchaser Sub shall only waive any closing condition as to any such Consent for two (2) such Restricted Contracts.

(c) In the event that the Purchaser and Purchaser Sub waive the closing condition with respect to the failure to obtain any Consent with respect to any Restricted Contract, Purchaser and Purchaser Sub shall not be entitled to any reduction in or set off against the purchase price otherwise payable by Purchaser and Purchaser Sub as a result of such failure to obtain such Consent.

1.8 Escrow Shares Adjustment.

(a) In the event that there has been no Next Financing prior to the expiration of the Indemnification Period, the Seller, Purchaser and Purchaser Sub shall mutually make a determination of the fair market value of the Purchaser’s Series B Preferred Stock as of the Closing Date (the “Series B Fair Value”) and the number of Escrow Shares and Belzberg Shares in the Escrow Account shall be adjusted as necessary to reflect any difference between the Series B Fair Value and $0.775.

(b) In the event that Seller, Purchaser, and Purchaser Sub cannot agree on the Series B Fair Value, within thirty (30) days after the end of the Indemnification Period, Seller, Purchaser, and Purchaser Sub shall retain an appraiser selected jointly by the Seller, Purchaser, and Purchaser Sub to establish such Series B Fair Value. If the Seller and Purchaser Sub are unable to agree on an appraiser within ten (10) days, the Seller and Purchaser shall each select an appraiser and those appraisers shall select a third appraiser, which appraiser shall determine such Series B Fair Value. The expenses of such firm shall shared equally by Seller and Purchaser Sub.

(c) The parties shall use commercially reasonable efforts to cooperate with any such appraiser and to cause such valuation to be completed as soon as possible, and in any event within sixty (60) days after the retention of such firm. Immediately upon determination of the Series B Fair Value, the Purchaser shall cause notice thereof and a copy of the written report or analysis prepared by the Appraiser to be delivered to the Seller and the number of Escrow Shares and Belzberg Shares in the Escrow Account

shall be promptly adjusted as necessary to reflect any difference between the Series B Fair Value and $0.775.

2.	Representations and Warranties of the Seller.

The Seller, as of the date hereof (and, with respect to Section 2.30 only, as of the date hereof and as of the Closing Date), represents and warrants, to and for the benefit of the Purchaser and Purchaser Sub, that, except as set forth on the Seller Disclosure Schedule:

2.1 Due Organization; No Subsidiaries; Etc. The Seller is a company duly organized and validly existing under the laws of Israel. The Seller is in good standing as a foreign corporation in each of the jurisdictions listed in Part 2.1 of the Seller Disclosure Schedule. The Seller does not have any subsidiaries, and does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity other than e-SIM Inc., a Delaware corporation, e-SIM Japan, Ltd., a Japanese corporation, and e-SIM Europe SARL, a French corporation. The Seller has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than “e-SIM, Ltd.” & “Emultek Ltd.”.

2.2 Articles of Association; Records. The Seller has delivered to (or made available for inspection by) the Purchaser and Purchaser Sub accurate and complete copies of: (i) the memorandum of association and articles of association of the Seller, including all amendments thereto; (ii) the share registry of the Seller; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Seller, the board of directors of the Seller and all committees of the board of directors of the Seller. Since January 31, 1999, there have been no meetings or other proceedings of the shareholders of the Seller, the board of directors of the Seller or any committee of the board of directors of the Seller that are not fully reflected in such minutes or other records. The books of account, stock records, minute books and other records of the Seller are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices. All of the records of the Seller are in the actual possession and direct control of the Seller.

2.3 Financial Statements. The Seller has delivered to the Purchaser the following financial statements (collectively, the “Seller Financial Statements”): (a) the audited financial statements of the Seller as of and for the fiscal years ended January 31, 2004 and January 31, 2005 (including in each case a balance sheet, income statement and statement of cash flows or their equivalent); and, (b) the unaudited financial statements of the Seller as of and for the fiscal year ended January 31, 2006; and, (c) of the unaudited financial statements as of and for the six months ended July 31, 2006, all prepared in accordance with GAAP. The Seller Financial Statements are accurate and complete in all material respects, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that the financial statements referred to in clause “(b)” and “(c)” of this Section 2.3 do not have notes) and present fairly the financial position of the Seller as of the respective dates thereof and the results of operations and cash flows of the Seller for the periods covered thereby.

2.4 Absence Of Changes. Since July 31, 2006:

(a) there has not been any material adverse change in the Assets or Assumed Liabilities, and no event has occurred that might have a Material Adverse Effect;

(b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the Assets (whether or not covered by insurance);

(c) the Seller has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of its share capital or other securities, or (ii) repurchased, redeemed or otherwise reacquired any of its share capital or other securities;

(d) the Seller has not purchased or otherwise acquired any asset from any other Person, except for supplies acquired by the Seller in the Ordinary Course of Business;

(e) the Seller has not leased or licensed any asset from any other Person;

(f) the Seller has not made any material capital expenditure;

(g) the Seller has not sold or otherwise transferred, or leased or licensed, any asset to any other Person other than in the Ordinary Course of Business;

(h) the Seller has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(i) the Seller has not made any loan or advance to any other Person other than for advances for travel expenses of employees that do not exceed $25,000 in the aggregate;

(j) the Seller has not (i) established or adopted any Seller Employee Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors;

(k) no Active Seller Contract by which the Seller or any of the assets owned or used by the Seller is or was bound, or under which the Seller has or had any rights or interest has been amended or terminated;

(l) the Seller has not incurred, assumed or otherwise become subject to any Liability, other than accounts payable (of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred by the Seller in bona fide transactions entered into in the Ordinary Course of Business;

(m) the Seller has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for accounts payable that (i) are reflected as current liabilities in the “liabilities” column of the Unaudited Interim Balance Sheet or have been incurred by the Seller since July 31, 2006, in bona fide transactions entered into in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

(n) the Seller has not forgiven any debt or otherwise released or waived any right or claim;

(o) the Seller has not changed any of its methods of accounting or accounting practices in any respect;

(p) the Seller has not entered into any transaction or taken any other action outside the Ordinary Course of Business;

(q) the Seller has not applied for or received a Government Grant; and

(r) the Seller has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses “(c)” through “(q)” above.

2.5 Title To Assets. The Seller owns, and has good and valid title to, all of the Assets, including: all assets reflected on the Seller’s unaudited balance sheet as of July 31, 2006; all such assets acquired by the Seller since July 31, 2006; all assets referred to in Parts 2.8, 2.9, 2.10, 2.11 and 2.12 of the Seller Disclosure Schedule; and all rights of the Seller under Active Seller Contracts. All of said assets are owned by the Seller free and clear of any Encumbrances. Part 2.5 of the Seller Disclosure Schedule identifies all of the assets that are being leased or licensed to the Seller. The Assets collectively constitute all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Seller to conduct its business in the manner in which such business is currently being conducted.

2.6 Receivables. Part 2.6 of the Seller Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Seller as of July 31, 2006. All existing accounts receivable of the Seller represent valid obligations of customers of the Seller arising from bona fide transactions entered into in the Ordinary Course of Business. Part 2.6 of the Seller Disclosure Schedule identifies all prepayments, unreturned security deposits and other deposits made by, or held by any Person for the benefit of, the Seller, each in excess of $5,000.

2.7 Customers; Distributors. Part 2.7 of the Seller Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that (together which such customer’s or other Person’s affiliates) accounted for (i) more than $500,000 of the gross revenues of the Seller in the fiscal years ending January 31, 2004, 2005 or 2006, or (ii) more than $500,000 of the gross revenues of the Seller in the first six months of fiscal year 2007. The Seller has not received any notice or other communication (in writing or otherwise), and the Seller has not received any other information, indicating that any customer or other Person identified or required to be identified in Part 2.7 of the Seller Disclosure Schedule may cease dealing with the Seller or may otherwise reduce the volume of business transacted by such Person with the Seller below historical levels. The Seller has not received any notice or other communication (in writing or otherwise), or has received any other information, indicating that any distributor of any of the Seller’s products may cease acting as a distributor of such products or otherwise dealing with the Seller.

2.8 Reserved.

2.9 Equipment, Etc. Part 2.9 of the Seller Disclosure Schedule accurately identifies all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets (other than physical media on which any software is included) owned by the Seller, and sets forth the book value of each category of said assets. Each asset identified or required to be identified in Part 2.9 of the Seller Disclosure Schedule complies in all respects with, and is being operated and otherwise used in full compliance with, all applicable Legal Requirements. The assets identified in Part 2.9 of the Seller Disclosure Schedule are adequate for the conduct of the business of the Seller in the manner in which such business is currently being conducted.

2.10 Real Property. The Seller does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.10 of the Seller Disclosure Schedule. Part 2.10 of the Seller Disclosure Schedule provides an accurate and complete description of the premises covered by said leases and the facilities located on such premises. The Seller enjoys peaceful and undisturbed possession of such premises. The Seller is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

2.11 Intellectual Property; Privacy.

(a) Products and Services. Part 2.11(a) of the Seller Disclosure Schedule accurately identifies and describes each Seller Product currently being designed, developed, manufactured, marketed, distributed, provided, licensed, or sold by the Seller.

(b) Registered IP. Part 2.11(b) of the Seller Disclosure Schedule accurately identifies: (a) each item of Registered IP in which the Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (b) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (c) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (d) each Seller Product identified in Part 2.11(a) of the Seller Disclosure Schedule that embodies, utilizes, or is based upon or derived from (or, with respect to Seller Products currently under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP. The Seller has provided or otherwise granted access to the Purchaser complete and accurate copies of all applications, correspondence with any Governmental Body, and other material documents related to each such item of Registered IP.

(c) Inbound Licenses. Part 2.11(c) of the Seller Disclosure Schedule accurately identifies: (a) each Active Seller Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Seller (other than (i) agreements between the Seller and its employees in the Seller’s standard form thereof and (ii) non-exclusive licenses to third-party software that is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Active Seller Product and that is not otherwise material to the Seller’s business); and (b) whether the licenses or rights granted to Seller in each such Active Seller Contract are exclusive or non-exclusive.

(d) Outbound Licenses. Part 2.11(d) of the Seller Disclosure Schedule accurately identifies each Active Seller Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Seller IP. The Seller is not bound by, and no Active Seller IP is subject to, any Active Seller Contract containing any covenant or other provision that in any way limits or restricts the ability of the Seller to use, exploit, assert, or enforce any Seller IP anywhere in the world.

(e) Royalty Obligations. Part 2.11(e) of the Seller Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by the Seller to any other Person (other than sales commissions paid to employees according to the Seller’s standard commissions plan) upon or for the manufacture, sale, or distribution of any Seller Product or the use of any Seller IP.

(f) Standard Form IP Agreements. Part 2.11(f) of the Seller Disclosure Schedule identifies each standard form of Seller IP Contract upon which a Seller Contract that is currently effective in any respect, or has been effective in any respect within the 12 months immediately preceding the Cut-Off Date, is based, or for which either party under such Seller Contract has any continuing obligation or right, including each standard form of (a) employee agreement containing any assignment or license of Intellectual Property Rights; (b) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; and (c) confidentiality or nondisclosure agreement (each such agreement required to be listed, a “Standard Form Agreement”). The Seller has provided to the Purchaser and Purchaser Sub a complete and accurate copy of each

Standard Form Agreement. Part 2.11(f) of the Seller Disclosure Schedule accurately identifies each Seller IP Contract that is an Active Seller Contract and that is not listed on Part 2.12 of the Seller Disclosure Schedule that deviates in any material respect from the corresponding Standard Form Agreement provided to the Purchaser, including any agreement with an employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual Property or Intellectual Property Rights incorporated into or used in connection with any Seller Product or otherwise related to the Seller’s business, research, or development.

(g) Ownership Free and Clear. The Seller exclusively owns all right, title, and interest to and in the Seller IP (other than Intellectual Property Rights licensed to the Seller, as identified in Part 2.11(c) of the Seller Disclosure Schedule, which part shall indicate whether such Intellectual Property Rights are exclusive or not) free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Seller Contracts). Without limiting the generality of the foregoing:

(i) Perfection of Rights. All documents and instruments necessary to establish, perfect, and maintain the rights of the Seller in the Seller IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(ii) Employees and Contractors. Each Person who is or was an employee or contractor of the Seller and who is or was involved in the creation or development of any Seller Product or Seller IP has signed a valid and enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Seller Product or Seller IP to the Seller and confidentiality provisions protecting the Seller IP. No current or former shareholder, officer, director, employee or contractor of the Seller that has any claim, right, or interest to or in any Seller IP. The Seller has no knowledge of any employee of the Seller that is (a) bound by or otherwise subject to any Contract restricting him from performing his duties for the Seller or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of the Seller.

(iii) Government Rights. No funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Seller IP. The Seller has not provided the Seller IP to any Governmental Body, under license, contract, or otherwise, in any manner that gives such Governmental Body any additional or different rights than those contained in Seller’s standard forms of IP Contracts (as described in Section 2.11(f) above, and all Seller contracts in which any Governmental Body obtains any rights to any Seller IP have been disclosed in the applicable disclosure schedule as set forth in this Section 2.11.

(iv) Protection of Proprietary Information. The Seller has taken all necessary steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Seller or any Seller Product. Without limiting the generality of the foregoing, no portion of the source code for any software ever owned or developed by the Seller has been disclosed or licensed to any escrow agent or other Person.

(v) Past IP Dispositions. The Seller has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right that comprises Seller IP to any other Person.

(vi) Standards Bodies. The Seller is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Seller to grant or offer to any other Person any license or right to any Seller IP.

(vii) Sufficiency. The Seller owns or otherwise has, and after the Closing the Purchaser will have, all Intellectual Property Rights needed to conduct its business as currently conducted.

(h) Valid and Enforceable. Seller IP is valid, subsisting, and, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally, and by laws relating to the availability of specific performance, injunctive relief or other estoppels or equitable remedies, is enforceable. Without limiting the generality of the foregoing:

(i) Misuse and Inequitable Conduct. The Seller has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Seller IP that is Registered IP.

(ii) Trademarks. To the knowledge of the Seller, no trademark or trade name owned, used, or applied for by the Seller conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) owned, used, or applied for by the Seller.

(iii) Legal Requirements and Deadlines. Each item of Seller IP that is Registered IP is and at all times has been in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Seller IP in full force and effect have been made by the applicable deadline. No application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of the Seller has been abandoned, allowed to lapse, or rejected. Part 2.11(h)(iii) of the Seller Disclosure Schedule accurately identifies and describes as of the date of this Agreement each action, filing, and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain such item of Seller IP in full force and effect.

(iv) Interference Proceedings and Similar Claims. No interference, opposition, reissue, reexamination, or other Proceeding is or has been pending or, to the knowledge of the Seller, threatened, in which the scope, validity, or enforceability of any Seller IP is being, has been, or could reasonably be expected to be contested or challenged. The Seller has no knowledge of any basis for a claim that any Seller IP is invalid or unenforceable.

(i) Third-Party Infringement of Seller IP. To the knowledge of the Seller, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Seller IP. Part 2.11(i) of the Seller Disclosure Schedule accurately identifies (and the Seller has provided to the Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Seller or any Representative of the Seller regarding any actual, alleged, or suspected infringement or misappropriation of any Seller IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(j) Effects of This Transaction. Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Seller IP; (b) a breach of or default under any Seller IP or Seller Contract that is an Active Seller Contract to be assigned and transferred to Purchaser Sub; (c) the release, disclosure, or delivery of any Seller IP by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Seller IP.

(k) No Infringement of Third Party IP Rights. The Seller has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition. No Seller Product that is not owned by a third party, and no method or process used in the manufacturing of any Seller Product that is not owned by a third party, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. To the knowledge of the Seller, no Seller Product that is owned by a third party, and no method or process used in the manufacturing of any Seller Product that is owned by a third party, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. There is no legitimate basis for a claim that the Seller or any Seller Product that is not owned by a third party has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that any Seller Product that is not owned by a third party, or any method or process used in the manufacturing of any Seller Product that is not owned by a third party, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:

(i) Infringement Claims. No infringement, misappropriation, or similar claim or Proceeding is pending or, to the knowledge of the Seller, threatened against the Seller or, to the knowledge of the Seller, against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Seller with respect to such claim or Proceeding. The Seller has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Seller, any of their employees or agents, or any Seller Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Seller obtain a license to any Intellectual Property Right of another Person.

(ii) Other Infringement Liability. The Seller is not bound by any Active Seller Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification provisions in the Seller’s standard forms of Seller IP Contracts).

(iii) Infringement Claims Affecting In-Licensed IP. No claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Seller is pending or has been threatened, against the Seller or, to the knowledge of the Seller, against any customer, distributor or supplier of the Seller, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (a) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Seller, or (b) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Seller Product that is not owned by a third party.

(l) Bugs. None of the software (including firmware and other software embedded in hardware devices) owned, developed, used, marketed, distributed, licensed, or sold by the Seller (including any software that is part of, is distributed with, or is used in the design, development, manufacturing, production, distribution, testing, maintenance, or support of any Seller Product, but excluding any third-party software that is licensed to the Seller on a non-exclusive basis) (collectively, “Seller Software”) (a) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Seller Software or any product or system containing or used in conjunction with such

Seller Software; or (b) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Seller Software. The Seller has provided to the Purchaser Sub a complete and accurate list of all known bugs, defects, and errors in each version of the Seller Software.

(m) Harmful Code. No Seller Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; (b) damaging or destroying any data or file without the user’s consent; or (c) otherwise interfering with the operation of such Seller Software.

(n) Source Code. The source code for all Seller Software contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Seller Software. No source code for any Seller Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Seller. The Seller has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Seller Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Seller Software to any other Person.

(o) Part 2.11(o) of the Seller Disclosure Schedule accurately identifies and describes (i) each item of Open Source Code that is contained in, distributed with, or used in the development of the Seller Products or from which any part of any Seller Product is derived, (ii) the applicable license terms for each such item of Open Source Code, and (iii) the Seller Product or Seller Products to which each such item of Open Source Code relates.

(p) No Seller Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Seller Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Seller to use or distribute any Seller Product.

(q) Part 2.11(q) of the Seller Disclosure Schedule contains each Seller Privacy Policy and identifies, with respect to each Seller Privacy Policy, (i) the period of time during which such privacy policy was or has been in effect, (ii) whether the terms of a later Seller Privacy Policy apply to the data or information collected under such privacy policy, and (iii) if applicable, the mechanism (such as opt-in, opt-out, or notice only) used to apply a later Seller Privacy Policy to data or information previously collected under such privacy policy.

(r) Part 2.11(r) of the Seller Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for the Seller at any time (the “Seller Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database. No breach or violation of any such security policy has occurred or, to the best of the Seller’s Knowledge, is threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of the Seller Databases.

(s) The Seller has complied at all times and in all material respects with all of the Seller Privacy Policies and with all applicable Legal Requirements pertaining to privacy, User Data, or Personal Data, including without limitation the Gramm-Leach-Bliley Act, the European Union Data Protection Directive, Israel’s Protection of Privacy Act, 1981 and any similar federal, state or foreign law.

(t) To the knowledge of the Seller, neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements), nor the Purchaser’s or Purchaser Sub’s possession or use of the User Data or any data or information in the Seller Databases as used by Seller, will result in any violation of any Seller Privacy Policy or any Legal Requirement pertaining to privacy, User Data, or Personal Data.

2.12 Contracts.

(a) Part 2.12 of the Seller Disclosure Schedule identifies each Active Seller Contract, except for any Immaterial Contract. The Seller has delivered to the Purchaser or Purchaser Sub (or granted Purchaser access to) accurate and complete copies of all Contracts identified in Part 2.12 of the Seller Disclosure Schedule, including all amendments thereto. Each Active Seller Contract is valid and in full force and effect.

(b) Except as set forth in Part 2.12 of the Seller Disclosure Schedule: (i) no Person has violated or materially breached, or declared or committed any material default under, any Active Seller Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Active Seller Contract, (B) give any Person the right to declare a default or exercise any remedy under any Active Seller Contract, (C) give any Person the right to accelerate the maturity or performance of any Active Seller Contract, or (D) give any Person the right to cancel, terminate or modify any Active Seller Contract; (iii) the Seller has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Active Seller Contract; and (iv) the Seller has not waived any right under any Active Seller Contract.

(c) To the knowledge of the Seller, each Person against which the Seller has or may acquire any rights under any Active Seller Contract is solvent and is financially able to satisfy all of such Person’s obligations thereunder.

(d) Except as set forth in Part 2.12 of the Seller Disclosure Schedule, the Seller is not guaranteeing or otherwise committed to guarantee and is not obligated to cause, insure or become liable for, and non of the Assets are pledged to secure the performance or payment of any obligation or other Liability of any other Person.

(e) The performance of the Active Seller Contracts will not result in any material violation of or failure to comply with any Legal Requirement.

(f) No Person is renegotiating, or, other than as set forth in the Active Seller Contract, has the right to renegotiate, any amount paid or payable to the Seller under any Active Seller Contract or any other term or provision of any Active Seller Contract.

(g) The Seller has no knowledge of any basis upon which any party to any Active Seller Contract has the contractual right to object to (i) the assignment to the Purchaser Sub of any right under such Active Seller Contract, or (ii) the delegation to or performance by the Purchaser Sub of any obligation under such Seller Contract.

(h) The Contracts identified in Part 2.12 of the Seller Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Seller to conduct its business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted.

(i) Part 2.12 of the Seller Disclosure Schedule identifies each proposed Contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Seller in the 6 (six) month period prior to the date hereof.

2.13 Liabilities; Major Suppliers.

(a) The Seller has no existing Liabilities, except for: (i) liabilities identified on Part 2.13 of the Seller Disclosure Schedule; and (ii) obligations under the Seller Contracts listed on Part 2.12 of the Seller Disclosure Schedule, to the extent the existence of such obligations can be ascertained solely by reference to such Seller Contracts.

(b) Part 2.13 of the Seller Disclosure Schedule: (i) provides an accurate and complete breakdown and aging of the accounts payable of the Seller as of the date of this Agreement and as of the Cut-Off Date; (ii) provides an accurate and complete breakdown of any prepayments, customer deposits or other deposits held by the Seller as of the date of this Agreement and as of the Cut-Off Date; and (iii) provides an accurate and complete breakdown of all notes payable and other indebtedness of the Seller as of the date of this Agreement and as of the Cut-Off Date.

(c) Except as set forth in Part 2.13 of the Seller Disclosure Schedule, the Seller has not paid, and the Seller is not and will not become liable for the payment of, any fees, costs or expenses of the type referred to in Section 10.2(a).

(d) Part 2.13 of the Seller Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the amounts paid to, each supplier or other Person that (together which such Person’s affiliates) received (i) more than $100,000 in the aggregate from the Seller in the fiscal years ending January 31, 2004, 2005 or 2006, or (ii) more than $100,000 in the aggregate from the Seller in the first six months of fiscal year 2007.

(e) The Seller is not now insolvent nor will the Seller be rendered insolvent by this Agreement or the consummation of any other transaction contemplated hereby. As used in this Section 2.13, “insolvent” means that the sum of the present fair saleable value of the assets of an entity do not and will not exceed its debts and other probable liabilities. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (a) the Seller will be able to pay its liabilities as they become due in the usual course of business, (b) the Seller will not have unreasonably small capital with which to conduct its proposed business during the twelve (12) months following the date of this Agreement, and (c) the Seller will have assets (calculated at fair market value) that exceed liabilities. The cash available to the Seller following the Closing, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms. The Purchase Price constitutes reasonably equivalent value for the Assets. The Seller has not, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv)  been convicted of, or pleaded guilty or no contest to, any felony, or (vi) taken or been the subject of any action that may constitute a Material Adverse Effect.

2.14 Compliance with Legal Requirements. (a) to the knowledge of the Seller, the Seller is in material compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of the Assets; (b) to the knowledge of the Seller, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation by the Seller of, or a failure on the part of the Seller to comply with, any Legal Requirement the repercussions of which may have a Material Adverse Effect; and (d) the Seller has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. The Seller have delivered or granted access to the Purchaser or Purchaser Sub an accurate and complete copy of each report, study, survey or other document which is in the possession of the Seller that addresses or otherwise relates to the substantial compliance of the Seller with, or the applicability to the Seller of, any Legal Requirement. To the best of the knowledge of the Seller, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (i) may have an adverse effect on the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Seller or on the ability of the Seller to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

2.15 Governmental Authorizations. Part 2.15 of the Seller Disclosure Schedule identifies: (a) each Governmental Authorization that is held by the Seller, including without limitation all licenses from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended; and (b) each other Governmental Authorization that, to the best of the knowledge of the Seller, is held by any employee of the Seller and relates to or is useful in connection with the business of the Seller. The Seller has delivered or granted access to the Purchaser or Purchaser Sub accurate and complete copies of all of the Governmental Authorizations identified in Part 2.15 of the Seller Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 2.15 of the Seller Disclosure Schedule is valid and in full force and effect. Except as set forth in Part 2.15 of the Seller Disclosure Schedule: (i) the Seller is and has at all times been in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.15 of the Seller Disclosure Schedule; (ii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 2.15 of the Seller Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part 2.15 of the Seller Disclosure Schedule; (iii) the Seller has never received any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Part 2.15 of the Seller Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body. The Governmental Authorizations identified in Part 2.15 of the Seller Disclosure Schedule constitute all of the Governmental Authorizations necessary (i) to enable the Seller to conduct its business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted, and (ii) to permit the Seller to own and use its assets in the manner in which they are currently owned and used and in the manner in which they are proposed to be owned and used.

2.16 Reserved.

2.17 Employee And Labor Matters.

(a) Part 2.17(a) of the Seller Disclosure Schedule accurately sets forth, with respect to each employee of the Seller (including any employee of the Seller who is on a leave of absence or on layoff status):

(i) the name of such employee and the date as of which such employee was originally hired by the Seller;

(ii) such employee’s title, and a general description of such employee’s duties and responsibilities;

(iii) the aggregate dollar or New Israeli Shekel amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the Seller with respect to services performed in 2005 and 2006;

(iv) such employee’s annualized compensation as of the date of this Agreement;

(v) each Seller Employee Plan in which such employee participates or is eligible to participate;

(vi) any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the Seller’s business; and

(vii) with respect to Israeli employees, all accrued vacation day and sick days, all recuperation pay owed; and any amounts owing to pension funds, managers insurance, education funds, recuperation pay (dmei havra’ah) or for other social benefits, including all accruals, allocations, severance and reserve Liabilities.

(b) Part 2.17(b) of the Seller Disclosure Schedule accurately identifies each former employee of the Seller who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Seller or otherwise) relating to such former employee’s employment with the Seller; and Part 2.17(b) of the Seller Disclosure Schedule accurately describes such benefits.

(c) The employment of each of the Seller’s employees, subject to applicable notice periods, is terminable by the Seller at will. The Seller has delivered or granted to the Purchaser access to accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Seller.

(d) To the knowledge of the Seller:

(i) no employee of the Seller intends to terminate his employment with the Seller;

(ii) no employee of the Seller has received an offer to join a business that may be competitive with the Seller’s business; and

(iii) no employee of the Seller is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Seller; or (B) the Seller’s business or operations

(e) Part 2.17(e) of the Seller Disclosure Schedule accurately sets forth, with respect to each independent contractor of the Seller:

(i) the name of such independent contractor and the date as of which such independent contractor was originally engaged by the Seller;

(ii) a description of such independent contractor duties and responsibilities;

(iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Seller with respect to services performed during the first seven (7) months of 2006;

(iv) the terms of compensation of such independent contractor; and

(v) any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with the Seller’s business.

(f) The Seller is not a party to or bound by, and in the past eight (8) years, the Seller has not been a party to or bound by, any collective employment agreement or any union contract, collective bargaining agreement or similar Contract.

(g) The Seller is not engaged, and the Seller has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Seller, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the best of the knowledge of the Seller, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Seller Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

(h) None of the current or former independent contractors of the Seller could be reclassified as an employee. The Seller has never had any temporary or leased employees. To the knowledge of the Seller, no independent contractor of the Seller is eligible to participate in any Seller Employee Plan.

(i) All employees resident or working in Israel (“Israeli Employees”) are listed on the Seller Disclosure Schedule. All of the Israeli Employees are “at will” employees subject to termination upon up to thirty (30) days prior written notice under the termination notice provisions included in employment agreements or applicable law. The Seller’s obligations to provide statutory severance pay to the Israeli Employees pursuant to the Severance Pay Law (5723-1963) are fully funded or accrued on the Seller’s financial statements and the Seller has not invoked the provisions of Section 14 of the Severance Pay Law with respect to such statutory severance pay. To Seller’s knowledge, there are no circumstances that could give rise to any valid claim by a current or former Israeli Employee for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled). All amounts that the Seller is legally or contractually required either (A) to deduct from the Israeli Employees’ salaries or to transfer to the Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (B) to withhold from the Israeli Employees’ salaries and benefits and to pay to any government entity as required by the Israeli Income Tax Ordinance and National Insurance Law or otherwise have, in each case, been duly deducted, transferred, withheld and paid, and the Sellers do not have any outstanding obligation to make any such deduction, transfer, withholding or payment; and (C) the Seller is in compliance in all material respects with all applicable legal requirements and contracts relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment related to the Israeli Employees, including but not limited to The Prior Notice to the Employee Law, 2002, The Notice to Employee (Terms of Employment) Law, 2002, The Prevention

of Sexual Harassment Law, 1998, the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, and The Employment by Human Resource Contractors Law, 1996. The Seller has not engaged any Israeli Employees whose employment would require special licenses or permits. There are no unwritten policies or customs that, by extension, could entitle Israeli Employees to benefits in addition to what they are entitled by law (including, by way of example but without limitation, unwritten customs concerning the payment of statutory severance pay when it is not legally required). The Seller has not engaged any consultants, sub-contractors or freelancers who, according to Israeli law, are entitled to the rights of an employee vis a vis the Seller, including rights to severance pay, vacation, recuperation pay (dmei havra’ah) and other employee-related statutory benefits. The Seller has provided to Purchaser a correct and complete summary of the calculations concerning the components of the Israeli Employees’ salaries, including any components that are not included in the basis for calculation of amounts set aside for purposes of statutory severance pay. The Seller has provided to Purchaser (a) any and all agreements with human resource contractors, or with consultants, sub-contractors or freelancers; and (b) full documents, manuals, and written policies relating to the employment and termination of Israeli Employees.

2.18 Employee Benefit Plans and Compensation.

(a) Part 2.18(a) of the Seller Disclosure Schedule contains an accurate and complete list as of the date hereof of each Seller Employee Plan. Seller shall deliver to the Purchaser a complete list of each Seller Employee Agreement within 40 days of the date hereof, but in any event prior to the Closing. The Seller does not intend nor has it committed to establish or enter into any new Seller Employee Plan or Seller Employee Agreement, or to modify any Seller Employee Plan or Seller Employee Agreement (except to conform any such Seller Employee Plan or Seller Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to the Purchaser in writing or as required by this Agreement).

(b) The Seller has delivered or granted access to the Purchaser or Purchaser Sub to: (i) correct and complete copies of all documents setting forth the terms of each Seller Employee Plan and each Seller Employee Agreement, including all amendments thereto, forms of employee option grant agreements and all related trust documents; and (ii) all written materials provided to any Seller Employee relating to any Seller Employee Plan and any proposed Seller Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Seller.

(c) The Seller has performed all obligations required to be performed by them under each Seller Employee Plan and are not in default or violation of, and the Seller has no knowledge of any default or violation by any other party to, the terms of any Seller Employee Plan, and each Seller Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements. There are no claims or Proceedings pending, or, to the best of the knowledge of the Seller, threatened or reasonably anticipated (other than routine claims for benefits), against any Seller Employee Plan or against the assets of any Seller Employee Plan. The Seller has made all contributions and other payments required by and due under the terms of each Seller Employee Plan.

(d) Except as set forth in the Seller Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Seller Employee Plan, Seller Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Seller Employee.

(e) Except as set forth in Part 2.18(e) of the Seller Disclosure Schedule, the Seller: (i) is, and at all times has been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Seller Employees; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Seller Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Seller Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the best of the knowledge of the Seller, threatened or reasonably anticipated claims or Proceedings against the Seller under any worker’s compensation policy or long-term disability policy.

(a) To the best of the knowledge of the Seller, no Newly Hired Employee is obligated under any Contract or subject to any judgment, decree, or order of any court or other Governmental Body that would interfere with such Person’s efforts to promote the interests of the Seller or that would interfere with the business of the Seller. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of the Seller as presently conducted nor any activity of such Newly Hired Employees in connection with the carrying on of the business of the Seller as presently conducted will, to the best of the knowledge of the Seller, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such Newly Hired Employee is now bound.

2.19 Environmental Matters.

(a) The Seller has never received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual, alleged, possible or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. No Person has ever commenced or threatened to commence any contribution action or other Proceeding against the Seller in connection with any such actual, alleged, possible or potential Liability; and no event has occurred, and no condition or circumstance exists, that may directly or indirectly give rise to, or result in the Seller becoming subject to, any such Liability.

(b) The Seller has never generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Material (whether lawfully or unlawfully). The Seller has never permitted (knowingly or otherwise) any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of (whether lawfully or unlawfully): (i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by or used by the Seller; (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property or that is or has at any time been owned by, leased to, controlled by or used by the Seller.

(c) All property that is owned by, leased to, controlled by or used by the Seller, and all surface water, groundwater, soil and air associated with or adjacent to such property: (i) is in clean and healthful condition; (ii) is free of any Hazardous Material and any harmful chemical or physical conditions; and (iii) is free of any environmental contamination of any nature.

2.20 Seller Interim Period Expenditures. Schedule 2.20 of the Seller Disclosure Schedule sets forth in reasonable detail Seller’s reasonable good faith estimate as of the date hereof of the Seller Interim Period Expenditures.

2.21 Performance Of Services. All services that have been performed on behalf of the Seller were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements. The Purchaser and Purchaser Sub will not incur or otherwise become subject to any Liability arising directly or indirectly from any services performed by the Seller prior to the Cut Off Date, other than in accordance with Section 9.11 below. There is no claim pending or being threatened against the Seller relating to any services performed by the Seller, and to the knowledge of the Seller there is no valid and justified basis for the assertion of any such material claim.

2.22 Insurance.

(a) Part 2.22 of the Seller Disclosure Schedule accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, the Seller: (i) the name of the insurance carrier that issued such policy and the policy number of such policy; (ii) whether such policy is a “claims made” or an “occurrences” policy; (iii) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements and any non-customary exclusions from coverage); (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and (v) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy or any predecessor insurance policy. Part 2.22 of the Seller Disclosure Schedule also identifies (1) each pending application for insurance that has been submitted by or on behalf of the Seller, (2) each self-insurance or risk-sharing arrangement affecting the Seller or any of the assets of the Seller, and (3) all material risks (of the type customarily insured by Comparable Entities) for which the Seller does not maintain insurance coverage. The Seller have delivered to the Purchaser and Purchaser Sub accurate and complete copies of all of the insurance policies identified in Part 2.22 of the Seller Disclosure Schedule (including all renewals thereof and endorsements thereto) and all of the pending applications identified in Part 2.22 of the Seller Disclosure Schedule. Each of the policies identified in Part 2.22 of the Seller Disclosure Schedule is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to the best of the knowledge the Seller, is solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis.

(b) Part 2.22 of the Seller Disclosure Schedule identifies each insurance claim made by the Seller since December 31, 2005. To the best of Seller’s knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such insurance claim. The Seller has not received: (i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Part 2.22 of the Seller Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; (ii) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Part 2.22 of the Seller Disclosure Schedule; or (iii) any indication that the issuer of any of the policies identified in Part 2.22 of the Seller Disclosure Schedule may be unwilling or unable to perform any of its obligations thereunder.

2.23 Related Party Transactions. (a) no Related Party has any direct or indirect interest of any nature in any of the assets of the Seller; (b) no Related Party is, or has at any time since January 31, 2006 been, indebted to the Seller; (c) since January 31, 2006, no Related Party has entered into, or has had any direct or indirect financial interest in, any Seller Contract, transaction or business dealing of any nature involving the Seller; (d) no Related Party is competing, or has at any time since January 31, 2006 competed, directly or indirectly, with the Seller; (e) no Related Party has any claim or right against the Seller; and (f) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against the Seller.

2.24 Certain Payments, Etc. The Seller has not, and no officer, employee, agent or other Person associated with or acting for or on behalf of the Seller has, at any time, directly or indirectly: (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Seller; (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (d) performed any favor or given any gift which was not deductible for federal income tax purposes; (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or (f) agreed, committed or offered (in writing or otherwise) to take any of the actions described in clauses “(a)” through “(e)” above.

2.25 Proceedings; Orders. There is no pending Proceeding, and, to the knowledge of the Seller, no Person has threatened to commence any Proceeding against the Seller: (i) that involves the Seller or that otherwise relates to or might affect the business of the Seller or any of the Assets (whether or not the Seller is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. Except as set forth in Part 2.25 of the Seller Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that, to the knowledge of the Seller, might directly give rise to or serve as a basis for the commencement of any such Proceeding. There is no Order to which the Seller, or any of the assets owned or used by the Seller, is subject; and, to the knowledge of the Seller, no Related Party is subject to any Order that relates to the Seller’s business or to any of the assets of the Seller. To the knowledge of the Seller, no employee of the Seller is subject to any Order that may prohibit employee from engaging in or continuing any conduct, activity or practice relating to the business of the Seller. There is no Order requested in any Proceeding that, if issued or otherwise put into effect, (i) may have a Material Adverse Effect or materially adversely effect the ability of the Seller to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

2.26 Authority; Binding Nature Of Agreements. The Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party, subject to and in accordance with their terms; and the execution, delivery and performance by the Seller of the Transactional Agreements to which it is or may become a party have been or shall be by the Closing duly authorized by all necessary action on the part of the Seller and its shareholders, board of directors and officers. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which the Seller is a party will constitute the legal, valid and binding obligation of the Seller and will be enforceable against the Seller in accordance with its terms.

2.27 Non-Contravention; Consents. Except as set forth in Part 2.27 of the Seller Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a material violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Seller, or any of the assets of the Seller, is subject;

(b) cause any of the Assets to be reassessed or revalued by any taxing authority or other Governmental Body;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is to be included in the Assets or is held by the Seller or any employee of the Seller;

(d) contravene, conflict with or result in a material violation or breach of, or result in a default under, any provision of any Active Seller Contract;

(e) give any Person the contractual right to (i) declare a default or exercise any remedy under any Active Seller Contract, (ii) accelerate the maturity or performance of any such Active Seller Contract, or (iii) cancel, terminate or modify any Active Seller Contract; or

(f) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

Except as set forth in Part 2.27 of the Seller Disclosure Schedule, the Seller was not, is not or will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements, the assignment of any Active Seller Contracts, or the consummation or performance of any of the Transactions.

2.28 Government Grants.

(a) Part 2.28 of the Seller Disclosure Schedule provides a complete list of all pending and outstanding grants, incentives, exemptions and subsidies from the Government of the State of Israel or any agency thereof, or from any non-Israeli governmental entity, granted to the Seller or assigned to or assumed by the Seller (collectively, “Government Grants”), including, without limitation, (i) the Investment Center of the Ministry of Industry, Trade and Labor, (ii) the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor (the “OCS”); (iii) the BIRD Foundation and any other similar governmental or government-related entity, (iv) the Fund for the Encouragement of Marketing, and (v) the Income Tax Authorities.

(b) The Seller has made available to Purchaser accurate and complete copies of all documents requesting or evidencing Government Grants or amendments thereto submitted by the Seller and of all letters of approval, and supplements thereto, granted to the Seller, as well as all correspondence or written summaries pertaining thereto, and has provided Purchaser with an accurate and complete description of any unwritten or informal arrangements or understandings that relate to the Government Grants.

(c) Part 2.28 of the Seller Disclosure Schedule also details all the aggregate amount of each Government Grant, the amounts already received under such Government Grant, the amounts still receivable under such Government Grant, the royalties paid by Seller with respect to the and the aggregate outstanding obligations of the Seller thereunder with respect to royalties, or the outstanding amounts to be paid by the Seller in respect of such Government Grants.

(d) The Seller is in compliance with all of the material terms, conditions and requirements of the Government Grants and has duly fulfilled all the undertakings relating thereto. The Seller has no knowledge of any intention of the Investment Center or the OCS to revoke or materially modify any of the Government Grants or that the Investment Center or the OCS believes that the Seller is not in compliance in all material respects with the terms of any Grant. Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby does, will or would reasonably be expected to (with or without notice or lapse of time) give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any Government Grant identified or required to be identified in Part 2.29 of the Seller Disclosure Schedule.

2.29 Brokers. The Seller has not agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

2.30 Investment Representations. Seller understands that neither the Belzberg Shares, the Escrow Shares nor the shares of Common Stock issuable upon conversion of the Belzberg Shares or Escrow Shares (the “Conversion Shares”) have been registered under the Securities Act. Seller also understands that the Belzberg Shares and the Escrow Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Seller’s and Belzberg’s representations contained in the Agreement and in the Transfer Certificate, respectively. Seller hereby represents and warrants as follows:

(a) Seller Bears Economic Risk. Seller is capable of evaluating the merits and risks of its investment in the Purchaser and has the capacity to protect its own interests. Seller may not sell, pledge or otherwise transfer any interest in the Escrow Shares (or the Conversion Shares underlying the Escrow Shares) unless the Escrow Shares (or the Conversion Shares underlying the Escrow Shares) are registered pursuant to the Securities Act or in reliance on an exemption from such registration is available under the Securities Act, and in the absence of such registration or exemption, Seller must bear the economic risk of this investment indefinitely. Seller understands that the Purchaser has no present intention of registering the Escrow Shares, the Belzberg Shares, the Conversion Shares or any shares of its Common Stock. Seller also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Seller to transfer all or any portion of the Escrow Shares or the Conversion Shares underlying the Escrow Shares under the circumstances, in the amounts or at the times Seller might propose.

(b) Acquisition for Own Account; Transfer of Belzberg Shares. Seller is acquiring the Escrow Shares and the Conversion Shares for Seller’s own account for investment only, and not with a view towards their distribution. Seller is acquiring the Belzberg Shares with the view towards their immediate transfer, at the Closing, to Belzberg. To Seller’s knowledge, Belzberg is acquiring the Belzberg Shares from Seller for Belzberg’s own account for investment only, and not with a view towards their distribution. Seller represents and warrants that Seller has made no general solicitation in connection with the transfer of the Belzberg Shares to Belzberg and that Seller has not offered the Belzberg Shares to, or solicited offers from, anyone other than Belzberg. In connection with the aforementioned transfer, Seller authorizes the transfer of the Belzberg Shares to Belzberg on the Company’s books and records and the issuance of a stock certificate representing the Belzberg Shares.

(c) Seller Can Protect Its Interest. Seller represents that by reason of its, or of its management’s, business or financial experience, Seller has the capacity to protect its own interests in connection with the transactions contemplated in Transactional Agreement. Further, Seller is aware of no publication of any advertisement in connection with the Transactions.

(d) Purchaser Information. Seller has had an opportunity to discuss Purchaser’s business, management and financial affairs with directors, officers and management of the Purchaser and has had the opportunity to review the Purchaser’s operations and facilities. Seller has also had the opportunity to ask questions of and receive answers from, the Purchaser and its management regarding the terms and conditions of this investment.

(e) Rule 144.  Seller acknowledges and agrees that the Escrow Shares, and, if issued, the Conversion Shares underlying the Escrow Shares, are “restricted securities” as defined in Rule 144 promulgated under the Securities Act and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Seller has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Purchaser, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

(f) Regulation S.

(i) Seller hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Escrow Shares or Belzberg Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Escrow Shares or Belzberg Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any government or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Escrow Shares or Belzberg Shares. The Purchaser’s issuance and Seller’s acquisition of the Escrow Shares and Belzberg Shares and continued beneficial ownership of the Escrow Shares will not violate any applicable securities or other laws of Seller’s jurisdiction.

(ii) The Belzberg Shares and Escrow Shares are not being acquired for the account or benefit of, a U.S. Person, and not with a view to the resale or distribution of any part thereof in the United States or to a U.S. Person, and Seller has no present intention of selling, granting any participation in, or otherwise distributing the same to any U.S. Person.

(iii) Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person in the United States or to a U.S. Person, or any hedging transaction with any third person in the United States or to a United States resident, with respect to any of the Escrow Shares.

(iv) Seller understands that the Belzberg Shares and Escrow Shares are not registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act in part pursuant to Regulation S thereof, and that Purchaser’s reliance on such exemption is predicated on Seller’s representations set forth herein.

(v) Seller is a person or entity that is not a U.S. Person.

(vi) Seller further acknowledges and understands that the certificate evidencing the Escrow Shares and the Belzberg Shares shall be imprinted with the following legend (in addition to any legend required under applicable state or foreign securities laws):

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED PURSUANT TO REGULATION S OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE THEREWITH, PURSUANT TO A REGISTRATION UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS EITHER IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS (OTHER THAN WITH RESPECT TO A SALE PURSUANT TO RULE 144(K) UNDER THE ACT, PROVIDED THAT THE ISSUER SHALL HAVE RECEIVED CUSTOMARY REPRESENTATIONS CERTIFYING AS TO THE AVAILABILITY OF SUCH RULE 144(K)). IN ADDITION, NO HEDGING TRANSACTION MAY BE CONDUCTED WITH RESPECT TO THESE SECURITIES UNLESS SUCH TRANSACTIONS ARE IN COMPLIANCE WITH THE ACT.”

3.	Representations and Warranties of the Purchaser.

The Purchaser and Purchaser Sub, jointly and severally, represent and warrant, to and for the benefit of the Seller, except as set forth on the Purchaser Disclosure Schedule, as follows:

3.1 Organization, Good Standing and Qualification of Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver the Transactional Agreements, to issue the Escrow Shares, and to carry out the provisions of the Transactional Agreement and to carry on its business as presently conducted. The Purchaser is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Purchaser or its business.

3.2 Organization and Qualification of Purchaser Sub. The Purchaser Sub is a corporation duly organized and validly existing under the laws of Israel. The Purchaser Sub has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver the Transactional Agreements, and to carry out the provisions of the Transactional Agreement and to carry on its business as presently conducted. The Purchaser is not required to be qualified, authorized, registered or licenses to do business as a foreign corporation in any jurisdiction.

3.3 Subsidiaries. The Purchaser does not own or control any equity security or other interest of any other corporation, limited partnership or other business entity other than the Purchaser Sub. The Purchaser is not a participant in any joint venture, partnership or similar arrangement. Since its inception, the Purchaser has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any corporation, partnership, association, or other business entity.

3.4 Capitalization; Voting Rights of Purchaser.

(a) The authorized capital stock of the Purchaser, as of the date of this Agreement, consists of (i) 80,000,000 shares of common stock (the “Common Stock”), $0.001 par value per share, 26,908,388 shares of which are issued and outstanding, and (ii) 39,767,509 shares of preferred stock (the “Preferred Stock”), $0.001 par value per share, 19,412,667 of which are designated Series A Preferred Stock, 19,412,667 of which are issued and outstanding and 20,354,842 of which are designated Series B Preferred Stock, 19,354,840 of which are issued and outstanding.

(b) As of the date of this Agreement, the Purchaser will have reserved 12,000,000 shares of Common Stock for issuance to officers, directors, employees and consultants of the Purchaser pursuant to its 2003 Equity Incentive Plan (the “Plan”), a complete and accurate copy of which has been made available to Seller prior to the date hereof. Of such reserved shares of Common Stock, (i) 763,154 shares have been issued pursuant to the exercise of outstanding options and are included in the number of shares reflected as issued and outstanding in 3.4(a)(i) above, (ii) 5,344,401 shares have been issued pursuant to restricted stock purchase agreements and are included in the number of shares reflected as issued and outstanding in 3.4(a)(i) above, (iii) no shares have been issued pursuant to stock bonus award agreements, (iv) options to purchase 3,425,821 shares have been granted and are currently outstanding, and (v) 3,406,566 shares of Common Stock remain available for future issuance to officers, directors, employees and consultants of the Purchaser.

(c) Other than the 12,000,000 shares of Common Stock reserved for issuance under the Plan, and except as may be granted pursuant to this Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Purchaser of any of its securities. No stock plan, stock purchase, stock option or other agreement or understanding between the Purchaser and any holder of equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or terms of such agreements or understandings, or the lapse of a Purchaser repurchase right, upon the occurrence of any event. Other than in connection with a recapitalization, stock split or the like, the Purchaser has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means.

(d) All issued and outstanding shares of the Purchaser’s Common Stock and Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities, and (iii) with respect to Common Stock only, are subject to a right of first refusal in favor of the Purchaser upon transfer.

(e) The rights, preferences, privileges and restrictions of the Common Stock and Preferred Stock are as stated in the Restated Certificate of Incorporation of the Purchaser (as the same may be amended from time to time, the “Restated Certificate”) a true and complete copy of which is attached hereto as Exhibit H. Each outstanding series of Preferred Stock is convertible into Common Stock on a one-for-one basis as of the date hereof and the consummation of the transactions contemplated hereunder will not result in any anti-dilution adjustment or other similar adjustment to the outstanding shares of Preferred Stock. Prior to the issuance of the Escrow Shares, the Conversion Shares will be duly and validly reserved for issuance. When issued in compliance with the provisions of this Agreement and the Restated Certificate, the Escrow Shares and the Conversion Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances other than liens and encumbrances created by or imposed upon purchasers of the New Financing Stock; provided, however, that the Escrow Shares and the Conversion Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

(f) Based in part upon the representations of the Seller in Section 2 of this Agreement and subject to the provisions of Section 3.5 below, the Escrow Shares and the Conversion Shares will be issued in compliance with the Securities Act and all applicable federal and state securities laws.

(g) All outstanding shares of Common Stock and Preferred Stock, and all shares of Common Stock and Preferred Stock issuable upon the exercise or conversion of outstanding options, warrants or other exercisable or convertible securities are subject to a market standoff or “lockup” agreement not to exceed 180 days following the Purchaser’s initial public offering.

3.5 Capitalization of Purchaser Sub. The authorized share capital of Purchaser Sub, as of the date of this Agreement, consists of NIS 10,000 divided into 1,000,000 ordinary shares, nominal value NIS 0.01, of which 100 ordinary shares are issued to Purchaser. All issued and outstanding shares of Purchaser Sub’s share capital (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance with all applicable laws concerning the issuance of securities, and (iii) are owned by the Purchaser.

3.6 Authorization; Binding Obligations. All corporate action on the part of the Purchaser and Purchaser Sub, and their respective officers, directors and stockholders, necessary for the authorization of the Transactional Agreements, the performance of all obligations of the Purchaser and Purchaser Sub hereunder at the Closing and the authorization, sale, issuance and delivery of the Escrow Shares pursuant hereto and the

Conversion Shares pursuant to the Restated Certificate, has been or will be taken prior to Closing. The Transactional Agreements, when executed and delivered, will be valid and binding obligations of the Purchaser and Purchaser Sub enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (b) as limited by general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions in this Agreement may be limited by applicable laws. The issuance of the Escrow Shares and the subsequent conversion of the Escrow Shares into Conversion Shares are not and will not be subject to any preemptive rights or rights of first refusal that will not have not been properly waived or complied with prior to the issuance of the Escrow Shares.

3.7 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Seller in Section 2 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Purchaser in connection with the consummation of the transactions contemplated by this Agreement, except for consents, approvals, authorizations, registrations, qualifications, designations, declarations or filings that will be obtained, filed or made prior to Closing and filings pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended, and the rules thereunder, other applicable state securities laws and Regulation D of the Securities Act.

3.8 Financial Statements. The Purchaser has made available to the Seller its unaudited balance sheet as at June 30, 2006 (the “Statement Date”) and unaudited profit and loss statements for the twelve month period ended December 31, 2005 and the six month period ended June 30, 2006 (collectively, the “Purchaser Financial Statements”). The Purchaser Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as disclosed therein, and present fairly the financial condition and position of the Purchaser as of the dates, and for the periods, indicated therein; provided, however, that the Purchaser Financial Statements are subject to normal recurring year-end audit adjustments (which are not expected to be material either individually or in the aggregate), do not contain all footnotes required under GAAP and recognize software revenue on a cash basis rather than under GAAP.

3.9 Changes. Since the Statement Date, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Purchaser from that reflected in the Purchaser Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b) any damage, destruction or loss, whether or not covered by insurance, that constitutes a material adverse effect on the Purchaser or its business;

(c) any waiver or compromise by the Purchaser of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Purchaser, except in the Ordinary Course of Business and the satisfaction or discharge or which would not have a material adverse effect on the Purchaser or its business;

(e) any material change to a material Contract or agreement by which the Purchaser or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any sale, assignment or transfer by the Purchaser of any patents, trademarks, copyrights, trade secrets or other intangible assets by the Purchaser;

(h) any resignation or termination of employment of any officer or key employee of the Purchaser;

(i) any material change, except in the Ordinary Course of Business, in a contingent obligation of the Purchaser by way of guaranty, endorsement, indemnity, warranty or otherwise;

(j) any mortgage, pledge, transfer of a security interest in, or lien, created by the Purchaser, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Purchaser’s ownership or use of such property or assets;

(k) any loans or guarantees made by the Purchaser to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(l) any declaration, setting aside or payment or other distribution in respect to any of the Purchaser’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Purchaser;

(m) to the Purchaser’s knowledge, any other event or condition of any character, other than events affecting the economy or the Purchaser’s industry generally, that would reasonably be expected to result in a material adverse effect on the Purchaser or its business; or

(n) any arrangement or commitment by the Purchaser to do any of the things described in this Section 3.9.

3.10 Liabilities. The Purchaser has no material liabilities or obligations, contingent or otherwise, not disclosed in the Purchaser Financial Statements, except current liabilities incurred in the ordinary course of business which have not been, either in any individual case or in the aggregate, materially adverse to the Purchaser or its business. Except as disclosed in the Purchaser Financial Statement, the Purchaser is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

3.11 Agreements; Action.

(a) Except for agreements between the Purchaser and its employees with respect to the sale of the Purchaser’s Common Stock, there are no agreements, understandings or proposed transactions between the Purchaser and any of its officers, directors, employees, affiliates or any affiliate of any of the foregoing.

(b) There are no agreements, understandings, instruments, Contracts, proposed transactions, judgments, Orders, writs or decrees to which the Purchaser is a party or by which it is bound which may involve (i) future obligations (contingent or otherwise) of, or payments to, the Purchaser in excess of $100,000 (other than obligations of, or payments to, the Purchaser arising from purchase or sale agreements entered into in the ordinary course of business), or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Purchaser (other than licenses by the Purchaser of “off the shelf” or other standard products), or (iii) provisions restricting the development, manufacture or distribution of the Purchaser’s products or services, or (iv) indemnification by the Purchaser with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase, sale or license agreements entered into in the ordinary course of business).

(c) The Purchaser has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred or guaranteed any indebtedness for money borrowed or any other liabilities (other than with respect to dividend obligations, distributions, indebtedness and other obligations incurred in the ordinary course of business) individually in excess of $100,000 or, in the case of indebtedness and/or liabilities individually less than $100,000, in excess of $100,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, Contracts and proposed transactions involving the same Person (including Persons the Purchaser has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

3.12 Obligations to Related Parties. There are no obligations of the Purchaser to officers, directors, stockholders, or employees of the Purchaser or any member of such related party’s immediate family, or any corporation, partnership or other entity in which such related party is an officer, director or partner or in which such party has an ownership interest or otherwise controls other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Purchaser and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any equity incentive plan approved by the Board of Directors of the Purchaser).

3.13 Title to Properties and Assets; Liens, Etc. The Purchaser has good and marketable title to its properties and assets and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from taxes which have not yet become delinquent, (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Purchaser, and (c) those that have otherwise arisen in the ordinary course of business and do not materially impair the Purchaser’s ownership or use of such property or assets. The Purchaser is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

3.14 Intellectual Property.

(a) The Purchaser owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and to the best of the Purchaser’s knowledge, as presently proposed to be conducted, without any known infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing proprietary rights, nor is the Purchaser bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.

(b) The Purchaser has not received any communications alleging that the Purchaser has violated or, by conducting its business as presently proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, nor is the Purchaser aware of any basis therefor.

(c) The Purchaser is not aware that any of its employees is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Purchaser or that would conflict with the Purchaser’s business as proposed to be conducted. Each employee, officer and consultant of the Purchaser has executed a proprietary information and inventions agreement in one of the forms previously provided to counsel for the Seller. The Purchaser is not aware that any of its employees, officers or consultants is in violation thereof, and the Purchaser has used commercially reasonable efforts to prevent any such violation. No employee, officer or consultant of the Purchaser has excluded works or inventions made prior to his or her employment with the Purchaser from his or her assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement. The Purchaser does not believe it is or will be necessary to use any inventions of any of its employees made prior to or outside the scope of their employment by the Purchaser. The Purchaser has not embedded any open source, copy left or community source code in any of its products generally available or in the development, including but not limited to any GNU or GPL libraries or code.

3.15 Compliance with Other Instruments. The Purchaser is not in violation or default of any term of its Restated Certificate or Bylaws, each as amended, or of any provision of any Contract to which it is party or by which it is bound or of any judgment, decree, order or writ other than any such violation that would not have a material adverse effect on the Purchaser. The execution, delivery, and performance of and compliance with the Transactional Agreements, and the issuance and sale of the Escrow Shares pursuant hereto and of the Conversion Shares pursuant to the Restated Certificate, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a material default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Purchaser or the suspension, revocation, impairment, forfeiture or nonrenewable of any permit, license, authorization or approval applicable to the Purchaser, its business or operations or any of its assets or properties.

3.16 Litigation. There is no Proceeding or investigation pending or, to the Purchaser’s knowledge, currently threatened in writing against the Purchaser that questions the validity of the Transactional Agreements or the right of the Purchaser to enter into any of such agreements, or to consummate the Transactions, or which would reasonably be expected to result, either individually or in the aggregate, in any material adverse change in the assets, condition or affairs of the Purchaser, financially or otherwise, or any change in the current equity ownership of the Purchaser, nor is the Purchaser aware that there is any basis for any of the foregoing. The foregoing includes, without limitation, actions pending or, to the Purchaser’s knowledge, threatened in writing involving the prior employment of any of the Purchaser’s employees, their use in connection with the Purchaser’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Purchaser is not a party or to its knowledge subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Proceeding or investigation by the Purchaser currently pending or which the Purchaser intends to initiate.

3.17 Tax Returns and Payments. The Purchaser is and always has been a subchapter C corporation. The Purchaser has filed all Tax Returns required to be filed by it. All Taxes shown to be due and payable on such returns, any assessments imposed, and to the Purchaser’s knowledge all other Taxes due and payable by the Purchaser on or before the Closing Date, have been paid or will be paid prior to the time they become delinquent. The Purchaser has no knowledge of any liability of any Tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

3.18 Insurance. The Purchaser has in full force and effect fire and casualty insurance policies, with extended coverage, in amounts customary in industry.

3.19 Employees. The Purchaser has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Purchaser’s knowledge, threatened with respect to the Purchaser. To the Purchaser’s knowledge, no employee of the Purchaser, nor any consultant with whom the Purchaser has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Purchaser; and to the Purchaser’s knowledge the continued employment by the Purchaser of its present employees, and the performance of the Purchaser’s contracts with its independent contractors, will not result in any such violation. The Purchaser has not received any notice alleging that any such violation has occurred. No employee of the Purchaser has been granted the right to continued employment by the Purchaser or to any material compensation following termination of employment with the Purchaser. The Purchaser is not aware that any officer, key employee or group of employees intends to terminate his, her or their employment with the Purchaser, nor does the Purchaser have a present intention to terminate the employment of any officer, key employee or group of employees. There are no actions pending, or to the Purchaser’s knowledge, threatened, by any former or current employee concerning such person’s employment by the Purchaser.

3.20 Registration Rights and Voting Rights. Except as set forth on Part 3.20 of the Purchaser Disclosure Schedule, the Purchaser is presently not under any obligation, and has not granted any rights, to register any of the presently outstanding securities or any of its securities that may hereafter be issued. To the Purchaser’s knowledge, no stockholder of the Purchaser has entered into any agreement with respect to the voting of equity securities of the Purchaser.

3.21 Compliance with Legal Requirements. The Purchaser is not in violation of any Legal Requirement in respect of the conduct of its business or the ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Purchaser. No United States domestic governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement or the issuance of the Escrow Shares or the Conversion Shares, except such as have been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. The Purchaser has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could reasonably be expected to materially and adversely affect the business, properties or financial condition of the Purchaser and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

3.22 No Solicitation. Neither the Purchaser nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Escrow Shares to any person or persons so as to bring the sale of such Escrow Shares by the Purchaser within the registration provisions of the Securities Act or any state securities laws.

3.23 Employee Benefit Plans. Part 3.23 of the Purchaser Disclosure Schedule sets forth all employee benefit plans maintained, established or sponsored by the Purchaser, or in or to which the Purchaser participates or contributes. The Purchaser has made all required contributions and has no liability to any such employee benefit plan, and to the Purchaser’s knowledge, has complied with all applicable laws for any such employee benefit plan.

3.24 Executive Officers. To the knowledge of the Purchaser, no executive officer or person nominated to become an executive officer of the Purchaser (i) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding minor traffic violations) or (ii) is or has been subject to any judgment or order of, the subject of any pending civil or administrative action by the SEC or any self-regulatory organization.

3.25 Permits. The Purchaser has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a material adverse effect on the Purchaser or its business. The Purchaser is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.26 Corporate Documents. The copy of the minute books of the Purchaser provided to the Seller contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects, in all material respects, all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

3.27 83(b) Elections. To the Purchaser’s knowledge, all elections and notices under Section 83(b) of the Code have been timely filed by all individuals who have purchased shares of Common Stock.

3.28 Share Purchase Agreements. Purchaser has delivered to Seller, pursuant to that certain e-mail transmission from Jim Rotherham of Purchaser to Yaron Eldad of Seller sent at 3:42 p.m. California time on Monday, September 4, 2006 with the subject “SKY MobileMedia - Series B”, complete and current copies of the transaction documents pursuant to which the Purchaser’s Series B Preferred Stock was issued to third parties.

4.	Pre-Closing Covenants of the Parties.

4.1 Access And Investigation. The Seller shall ensure that, at all times during the Pre-Closing Period: (a) the Seller and its Representatives provide the Purchaser or Purchaser Sub and their respective Representatives with free and complete access to the Seller’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Seller and its business; (b) the Seller and its Representatives provide the Purchaser and Purchaser Sub and their respective Representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Seller and its business as the Purchaser or Purchaser Sub may reasonably request in good faith; and (c) the Seller and its Representatives compile and provide the Purchaser and Purchaser Sub and their respective Representatives with such additional financial, operating and other data and information relating to the Seller and its business as the Purchaser or Purchaser Sub may reasonably request in good faith.

4.2 Operation Of Business. The Seller shall ensure that, during the Pre-Closing Period, without the consent of the Purchaser or the Purchaser Sub:

(a) the Seller conducts its business operations exclusively in the Ordinary Course of Business, in the same manner as such operations have been conducted prior to the date of this Agreement;

(b) the Seller (i) preserves intact its current business organization, (ii) keeps available the services of its current officers and employees, and, (iii) maintains its relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other Persons having business relationships with the Seller, and (iv) promptly repairs, restores or replaces any assets that are destroyed or damaged;

(c) the Seller keeps in full force all insurance policies;

(d) the officers of the Seller confer regularly and daily with a representative designated by Purchaser concerning operational matters and otherwise report daily to the such representative concerning the status of the Seller’s business, condition, assets, liabilities, operations, financial performance and prospects;

(e) the Purchaser is notified immediately of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

(f) the Seller and its officers use their Best Efforts to cause the Seller to maximize revenue and minimize losses;

(g) the Seller does not (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or (ii) repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(h) the Seller does not effect or become a party to any Acquisition Transaction;

(i) the Seller does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

(j) the Seller does not make any capital expenditure;

(k) the Seller does not enter into or permit any of its assets to become bound by any Contract, or amend, modify, terminate or effect any waiver of any right under any Contract;

(l) the Seller does not incur, assume or otherwise become subject to any Liability, without the Purchaser Sub's prior approval;

(m) the Seller does not hire any employee, terminate the employment of any employee, establish or adopt any Seller Employee Plan, or pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors;

(n) the Seller does not make any payment in respect of any account payable or make any deposit or prepayment of any expense or pay any amount to any creditor without Purchaser’s prior approval;

(o) the Seller does not change any of its methods of accounting or accounting practices in any respect;

(p) the Seller does not make any claim against any insurance policy, without Purchaser Sub or Purchaser's prior approval;

(q) the Seller does not cause or permit any Asset to become subject to any Encumbrance;

(r) the Seller notifies Purchaser promptly upon receipt of any payment of any account receivable, or of any deposit or prepayment received from any customer of Seller;

(s) the Seller does not sell, option, transfer or otherwise dispose of any Asset;

(t) the Seller does not commence or settle any Proceeding;

(u) the Seller does not enter into any transaction or take any other action of the type referred to in Section 2.4;

(v) the Seller does not enter into any transaction or take any other action outside the Ordinary Course of Business;

(w) the Seller does not enter into any transaction or take any other action that might cause or constitute, without the consent of the Purchaser, a Breach of any representation or warranty made by the Seller in this Agreement if (A) such representation or warranty had been made as of the time of such transaction, or action, (B) such transaction had been entered into or such action had been occurred, on or prior to the date of this Agreement or (C) such representation or warranty had been made as of the Closing Time;

(x) the Seller does not agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses ”(i)” through “(u)” of this Section 4.2.

4.3 Filings and Consents. In general, the Seller shall ensure that: (a) all filings, notices and Consents required to be made, given and obtained in order to consummate the Transactions are made, given and obtained on a timely basis; and (b) during the Pre-Closing Period, the Seller and its Representatives cooperate with the Purchaser, Purchaser Sub and with their respective Representatives, and prepare and make available such documents and take such other actions as the Purchaser may reasonably request in good faith, in connection with any filing, notice or Consent that the Purchaser is required or elects to make, give or obtain. In addition:

(a) Israeli Regulatory Matters. Each party to this Agreement shall use its commercially reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to or filed by such party with any Israeli Governmental Body with respect to the Transactions. Without limiting the generality of the foregoing, the parties to this Agreement shall use commercially reasonable efforts to obtain, as promptly as practicable after the date hereof, the approval of the OCS and the Investment Center of the Israeli Ministry of Industry, Trade and Labor (the “IC”) and any other Consents that may be required in connection with the Transactions. The Purchaser, Purchaser Sub and the Seller shall cause their respective Israeli counsel and tax advisers to coordinate all activities and to cooperate with each other, including by providing each an opportunity to comment on all applications to Israeli Governmental Bodies, with respect to the preparation and filing of such notices or applications for approval and the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain such Consents.

(b) Other Regulatory Approvals. Each party to this Agreement shall use commercially reasonable efforts to file, as promptly as reasonably practicable after the date hereof, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to this Agreement and the transactions contemplated hereby, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Purchaser and the Seller shall, if required, as promptly as reasonably practicable after the date of this Agreement, prepare and file any notifications required under the Hart-Scott-Rodino Act and under any other Legal Requirement that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade

(collectively, “Antitrust Laws”) and thereafter make any other required submissions under any Antitrust Laws. The Purchaser, Purchaser Sub and Seller shall use commercially reasonable efforts to (a) respond as promptly as reasonably practicable to: (i) any inquiries or requests received from the U.S. Federal Trade Commission or the U.S. Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, non-U.S. antitrust authority or other Governmental Body in connection with antitrust or related matters; (b) obtain any necessary approvals, and obtain the termination of any waiting periods, under any Antitrust Laws that apply to the Transactions. Provided that Seller complies with its obligations under this Section 4.3(b), Purchaser shall reimburse Seller’s reasonable expenses incurred in connection with such compliance.

4.4 Transfer of Approved Enterprise Status. At the request and expense of Purchaser or Purchaser Sub, Purchaser, Purchaser Sub and Seller shall jointly approach the Investment Center in order to obtain the consent of the Investment Center to the substitution of Purchaser Sub for the Seller as the beneficiary of the Approved Enterprise Status that the Seller received in respect of the approved enterprise status granted to certain facilities of the Company as set forth in Part 2.28 of the Seller Disclosure Schedule (the “Approved Enterprise Status”), such that Purchaser Sub shall be entitled to all rights and entitlements to which the Seller is currently entitled pursuant to the Approved Enterprise Status, subject to the terms and conditions relating to such status. Seller undertakes not to take any action that shall prevent, delay or jeopardize the obtaining of such approval. The Purchaser and Seller shall cooperate and coordinate any communications with the Investment Center in respect of the transactions contemplated herein.

4.5 Shareholder Approval. As promptly as practicable after the date of this Agreement, and to the extent not performed prior to the date hereof, the Seller shall prepare a proxy statement with respect to the convening of a general meeting of shareholders for purposes of approving this Agreement, the Transactions, appointing an external director, appointing an audit committee and each other matter that may be necessary or desirable in order to facilitate the consummation of each of the Transactions (collectively, the “Shareholder Approvals”), all as set forth in a proxy statement in a form to be agreed upon by the Seller and Purchaser Sub (the “Proxy Statement”). The Seller shall: (i) cause the Proxy Statement to comply with applicable legal requirements; (ii) provide the Purchaser Sub with a reasonable opportunity to review and comment on any draft of the Proxy Statement, and include in the Proxy Statement all changes reasonably proposed by the Company; (iii) promptly cause the Proxy Statement to be submitted to the SEC on a Form 6-K, to the extent required under applicable law; and (iv) cause the Proxy Statement to be mailed to the Seller’s shareholders as promptly as practicable following the date of this Agreement. If any event relating to the Seller occurs, or if the Seller becomes aware of any information, that should be disclosed in a supplement to the Proxy Statement, then the Seller shall promptly inform the Company of such event or information and shall, in accordance with the procedures set forth above, (i) prepare and submit to the SEC a Form 6-K that shall include such amendment or supplement as soon thereafter as is reasonably practicable, to the extent required under applicable law, and (ii) if appropriate, cause such supplement to be mailed to the shareholders of the Seller or otherwise inform the Seller’s shareholders of such events.

4.6 Notification. During the Pre-Closing Period, the Seller shall promptly notify the Purchaser in writing of: (a) the discovery by the Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material Breach of any representation or warranty made by the Seller in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material Breach of any representation or warranty made by the Seller in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any material Breach of any covenant or obligation of the Seller; and (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 5 or Section 6 impossible or unlikely. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 4.5 requires any change in the Seller Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Seller Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Seller shall promptly deliver to the Purchaser an update to the Seller Disclosure Schedule specifying such change. No such update, not approved by the Purchaser or Purchaser Sub, shall be deemed to supplement or amend the Seller Disclosure Schedule for the purpose of (i) determining the accuracy of any representation or warranty made by the Seller in this Agreement or in the Closing Certificate, or (ii) determining whether any of the conditions set forth in Section 5 have been satisfied.

4.7 No Negotiation. The Seller shall ensure that, during the Pre-Closing Period, neither the Seller, nor any Representative of any the Seller, directly or indirectly: (a) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than the Purchaser) relating to any Acquisition Transaction; (b) participates in any discussions or negotiations with, or provides any non-public information to, any Person (other than the Purchaser and Purchaser Sub) relating to any proposed Acquisition Transaction; or (c) considers the merits of any unsolicited inquiry, proposal or offer from any Person (other than the Purchaser and Purchaser Sub) relating to any Acquisition Transaction.

4.8 Best Efforts. During the Pre-Closing Period, the Seller shall use its Best Efforts to cause the conditions set forth in Section 5 to be satisfied on a timely basis.

4.9 Confidentiality. Each party to this Agreement shall ensure that, during the Pre-Closing Period: (a) it shall not nor shall any of its Representatives, issue or disseminate any press release or other publicity or otherwise makes any disclosure of any nature (to any supplier, customer, landlord, creditor or employee of the Seller or to any other Person) regarding any of the Transactions or the existence or terms of this

Agreement, except to the extent that the Seller is required by law to make any such disclosure; and (b) if the Seller is required by law to make any such disclosure, the Seller shall advise the Purchaser and Purchaser Sub at least five business days (or, if later, immediately upon becoming aware of the requirement to make such disclosure) before making such disclosure, of the nature and content of the intended disclosure. Notwithstanding the foregoing, the Seller may disclose the existence of this Agreement and the Transactions to a supplier, customer, landlord, creditor or employee of the Seller or to any other Person to the extent that such disclosure is necessary to obtain a required Consent; provided, however, that such disclosure shall not include the terms, including, but not limited to the financial terms, of this Agreement.

4.10 Employee Matters.

(a) Subject to applicable law, the Purchaser or Purchaser Sub may extend offers of employment effective the Closing Date, to any Seller Employees, wherever located, whom Purchaser or Purchaser Sub desires to hire (the “Transferred Employees”). Each such Transferred Employee who accepts employment with Purchaser or Purchaser Sub is hereinafter referred to as a “Newly Hired Employee.” The offers of employment to the Newly Hired Employees shall be on terms and conditions which Purchaser shall determine in its sole discretion and shall ensure that all such Newly Hired Employees shall receive full credit for the period of their employment with Seller for the purpose of determining rights or benefits accrued or derived from the period of employment and Purchaser or Purchaser Sub shall assume all accruals, allocations, severance and reserve Liabilities of Seller towards such Newly Hired Employees all instead of and in place of the Seller.

(b) Seller shall satisfy, concurrent with the Closing, all outstanding liabilities and pay all outstanding debts to its employees, including without limitation payment of unpaid salaries and benefits due and payable for the period ended prior to the Closing.

(c) The Seller may, in its sole discretion, terminate the employment of any employee who is either not offered employment by Purchaser or Purchaser Sub or who does not become a Newly Hired Employee. The Seller shall cooperate with and use its commercially reasonable efforts to assist Purchaser and Purchaser Sub in their efforts to secure satisfactory employment arrangements with those employees to whom Purchaser or Purchaser Sub make offers of employment.

(d) It is hereby clarified and agreed that each Newly Hired Employee shall maintain and enjoy all rights with respect to continuance of employment by Purchaser or Purchaser Sub, nor shall anything herein interfere with the right of Purchaser or Purchaser Sub to terminate the employment of any of the Newly Hired Employees at any time, with or without cause, or restrict Purchaser or Purchaser Sub the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Newly Hired Employees.

(e) Subject to applicable law, the offers of employment made by the Purchaser Sub or the Purchaser shall provide that, and be conditional on, each Newly Hired Employee voluntarily terminating his or her employment with the Seller upon the Closing and, executing and delivering to the Seller, Purchaser and Purchaser Sub an acknowledgement notice in a form satisfactory to Seller and Purchaser (the “Newly Hired Employee Acknowledgement”), stating that, upon receipt of a sum to be specified in the Newly Hired Employee Acknowledgement representing amounts accrued and owing to such Newly Hired Employee at such time, such Newly Hired Employee has no claims, rights or demands the Seller or its affiliates or Related Parties in connection with employment or engagement with the Seller or transfer to the Purchaser Sub.

4.11 Management Authorizations and Consents. During the Pre-Closing Period, the Purchaser and Purchaser Sub shall not unreasonably withhold their consent to the Seller’s performing such actions as may be required by the Seller to mitigate the Liabilities of the Seller that are not Assumed Liabilities, provided that in doing such the Seller shall not be entitled to increase the Assumed Liabilities or reduce the assets of the Seller that are not Excluded Assets.

4.12 Delivery of Certain Schedules. On or before the 10th day following the date of this Agreement, Seller shall deliver to Purchaser and Purchaser Sub the following parts of the Seller Disclosure Schedule, to the extent not delivered on the date hereof (each part a “Delayed Schedule”):

Item 2.11(c) referenced in Part 2.11(c);

Item 2.11(j) referenced in Part 2.11(j);

Item 2.13(e) referenced in Part 2.13;

Item 2.14 referenced in Part 2.14;

Item 2.18(a) referenced in Part 2.18.

Upon receipt by Purchaser and Purchaser Sub of any Delayed Schedule and written notification to Seller of the acceptance by Purchaser and Purchaser Sub of such Delayed Schedule (in their sole and absolute discretion), such Delayed Schedule shall form a part of the Seller Disclosure Schedule as if such Delayed Schedule had been delivered on and as of the date hereof.

5.	Conditions Precedent to the Purchaser’s and Purchaser Sub’s Obligation to Close.

The Purchaser’s and Purchaser Sub’s obligation to purchase the Assets and to take the other actions required to be taken by the Purchaser and Purchaser Sub at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser and Purchaser Sub, in whole or in part, in writing):

5.1 Accuracy Of Representations. All of the representations and warranties made by the Seller in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement.
5.2 Performance Of Obligations.

(a) Each of the documents referred to in Sections 1.6(b)(i), 1.6(b)(v), 1.6(b)(vi), 1.6(b)(vii), 1.6(b)(viii), 1.6(b)(ix) and 1.6(b)(x) shall have been executed by each of the parties thereto and delivered to the Purchaser.

(b) All of the covenants and obligations that the Seller are required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

5.3 Consents. Each of the Consents identified in Part 2.27 of the Seller Disclosure Schedule shall have been obtained and shall be in full force and effect.

5.4 Shareholder Approvals.  The Shareholder Approvals shall have been obtained and shall be in full force and effect.

5.5 No Material Adverse Effect. There shall have occurred no Material Adverse Effect since the date of this Agreement, and no event shall have occurred and no condition or circumstance shall exist that could be expected to give rise to any such Material Adverse Effect.

5.6 Additional Documents. The Purchaser shall have received the following documents:

(a) an opinion letter from E. Landau Law Offices, dated the Closing Date, in the form of Exhibit I to this Agreement;

(b) the Newly Hired Employee Acknowledgement for each Newly Hired Employee;

(c) the Transfer Certificate duly executed by Belzberg;

(d) written confirmation from the board of directors of Seller that all corporate actions and approvals required for the approval and consummation of the Transactions have been taken or obtained; and

(e) such other documents as the Purchaser may reasonably request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Seller, (ii) evidencing the compliance by the Seller with, or the performance by the Seller of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this Section 5, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

5.7 No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against the Purchaser or Purchaser Sub, or against any Person affiliated with the Purchaser or Purchaser Sub, any Proceeding (a) involving any material challenge to, or seeking material damages or other material relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

5.8 No Prohibition. Neither the consummation nor the performance of any the Transactions will, result in a material violation of any applicable Legal Requirement or Order.

5.9 Employment and Non-Competition Agreements. The individuals listed on Schedule 5.9 to this Agreement shall have executed an Employment and Non-Competition Agreement in the form of Exhibit J to this Agreement (the “Employment Agreements”).

5.10 Services Agreement. The parties hereto shall have executed the Services Agreement in the form of Exhibit K to this Agreement (the “Services Agreement”).

5.11 Purchaser Consents. The Purchaser shall have obtained the consent of its stockholders and any other third party necessary for the issuance of the Escrow Shares, the performance of all the Transactions and the performance of this Agreement, and the consummation of the Transactions shall not constitute a violation of any Legal Requirement applicable to the Purchaser or Purchaser Sub.

6.	Conditions Precedent to the Seller’s Obligation to Close.

The Seller’s obligation to sell the Assets and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part, in writing):

6.1 Accuracy Of Representations. All of the representations and warranties made by the Purchaser and Purchaser Sub in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement.

6.2 Purchaser’s and Purchaser Sub’s Performance.

(a) The Purchaser and Purchaser Sub shall have executed and delivered all the Transactional Agreements to which they are a party, the Escrow Agreement, the Assumption Agreement, the Employment Agreements and the Services Agreement and shall have made the payments contemplated by Section 1.6(b)(ii) and the deposit contemplated by Section 1.6(b)(iii).

(b) All of the other covenants and obligations that the Purchaser and Purchaser Sub are required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been complied with and performed in all material respects, including the execution and delivery to the OCS, the Bird Foundation and the IC of any compulsory undertaking required by them with respect to any Encumbrances listed in Schedule 1.1.

6.3 Consents and Authorizations. The shareholders of the Seller shall have duly approved the execution, delivery and performance of all the Transactions and the performance of this Agreement and the Transaction Documents and the performance of the Transactions shall not constitute a violation of any Legal Requirement applicable to the Seller.

6.4 Acknowledgements. The Seller shall have received the Newly Hired Employee Acknowledgement for each Newly Hired Employee.

6.5 Interim Period Financing. The Purchaser Sub shall, upon the request of the Seller, make funds available to the Seller for the payment of any Seller Interim Period Expenditures explicitly identified on Schedule 2.20 of the Seller Disclosure Schedule. Such funding shall be by way of a bridge loan, with principle and accrued and unpaid interest payable to Purchaser Sub upon the earlier to occur of (i) the termination of this Agreement pursuant to Section 7 hereof or (ii) the Closing (the “Expenditures Bridge Loan”). Notwithstanding the foregoing, in the event of the Closing, the Purchaser Sub shall waive and the Seller shall not be required to pay to Purchaser Sub any accrued and unpaid interest on the Expenditures Bridge Loan, and the principle amount of the Expenditures Bridge Loan shall be set off against the Seller Interim Period Expenditures.

7.	Termination.

7.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by the Purchaser or Purchaser Sub if (i) there is a material Breach of any covenant or obligation of the Seller and such Breach shall not have been cured within fifteen days after the delivery of notice thereof to the Seller, or (ii) the Purchaser or Purchaser Sub reasonably determines that the timely satisfaction of any condition set forth in Section 5 has become impossible or impractical (assuming the party responsible for the satisfaction of such condition were to use its Best Efforts to cause the condition to be satisfied) (other than as a result of any failure on the part of the Purchaser or Purchaser Sub to comply with or perform its covenants and obligations set forth in this Agreement);

(b) by the Seller if (i) there is a material Breach of any covenant or obligation of the Purchaser or Purchaser Sub and such Breach shall not have been cured within fifteen days after the delivery of notice thereof to the Purchaser and Purchaser Sub, or (ii) the Seller reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible or impractical (assuming the party responsible for the satisfaction of such condition were to use its Best Efforts to cause the condition to be satisfied) (other than as a result of any failure on the part of the Seller to comply with or perform any covenant or obligation set forth in this Agreement);

(c) by the Purchaser or Purchaser Sub if the Closing has not taken place on or before December 31, 2006 (other than as a result of any failure on the part of the Purchaser or Purchaser Sub to comply with or perform its covenants and obligations under this Agreement);

(d) by the Seller if the Closing has not taken place on or before December 31, 2006 (other than as a result of any failure on the part of the Seller to comply with or perform any covenant or obligation set forth in this Agreement);

(e) by the Purchaser or Purchaser Sub at any time for any or no reason prior to the acceptance of all Delayed Schedules by Purchaser and Purchaser Sub as set forth in Section 4.12; or

(f) by the mutual written consent of the Purchaser, Purchaser Sub and the Seller.

7.2 Termination Procedures. If the Purchaser or Purchaser Sub wishes to terminate this Agreement pursuant to Section 7.1(a), Section 7.1(c) or Section 7.1(e), the Purchaser or Purchaser Sub, as applicable, shall deliver to the Seller a written notice stating that the Purchaser or Purchaser Sub is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser or Purchaser Sub is terminating this Agreement. If the Seller wishes to terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(d), the Seller shall deliver to the Purchaser and Purchaser Sub a written notice stating that the Seller is terminating this Agreement and setting forth a brief description of the basis on which the Seller is terminating this Agreement.

7.3 Effect Of Termination. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any obligation or other Liability arising from any Breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and (c) the Seller shall, in all events, remain bound by and continue to be subject to Section 4.9.

7.4 Nonexclusivity Of Termination Rights. The termination rights provided in Section 7.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to Section 7.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

8.	Indemnification, Etc.

8.1	Survival Of Representations And Covenants.

(a) The representations, warranties, covenants and obligations of each party to this Agreement shall survive: (i) the Closing and the sale of the Assets to the Purchaser and Purchaser Sub; (ii) any sale or other disposition of any or all of the Assets by the Purchaser and Purchaser Sub; and (iii) the dissolution of any party to this Agreement; in each case for a period not to exceed twelve (12) months from the Closing Date (the “Indemnification Period”).

(b) The representations, warranties, covenants and obligations of the Seller, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Indemnitees or any of their Representatives.

(c) For purposes of this Agreement, a “Claim Notice” shall be deemed to have been given if any Indemnitee, acting in good faith, delivers to the Seller a written notice during the Indemnification Period stating that such Indemnitee has suffered Damages for which the Seller is obligated to indemnify such Indemnitee in accordance with the provisions of Section 8.2 and containing (i) a detailed description of the circumstances supporting such Indemnitee’s belief that it is entitled to indemnification, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and may arise as a direct or indirect result of such circumstances.

(d) For purposes of this Agreement, each statement or other item of information set forth or referenced in the Seller Disclosure Schedule or in any update to the Seller Disclosure Schedule shall be deemed to be a representation and warranty made by the Seller in this Agreement.

8.2 Indemnification By The Seller.

(a) The Seller shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees is subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly from or as a direct result of, or are directly connected with:

(i) any Breach of any representation or warranty made by the Seller in this Agreement as of the date of this Agreement or, with respect to Section 2.30 only, as of the date of this Agreement and as of the Closing Date, (without giving effect to any qualification as to materiality contained or incorporated in such representation or warranty, and without giving effect to any update to the Seller Disclosure Schedule);

(ii) any Breach of any representation, warranty, statement, information or provision contained in the Seller Disclosure Schedule, the Closing Certificate and the Secretary’s Certificate;

(iii) any Breach of any covenant or obligation of the Seller contained in any of the Transactional Agreements;

(iv) any Liability of the Seller or of any Related Party, other than the Assumed Liabilities;

(v) any Liability (other than the Assumed Liabilities) to which the Purchaser, the Purchaser Sub or any of the other Indemnitees may become subject and that arises directly or indirectly from or relates directly or indirectly to (A) any product produced or sold or any services performed by or on behalf of the Seller prior to the Cut-Off Date, (B) the operation by the Seller of its business, (C) the assignment of any Seller Contract to Purchase Sub without the Consent of any Person required to give its Consent to such assignment, (D) any failure to transfer any Asset to Purchaser at Closing due to the failure of Seller to secure a needed assignment to such transfer; or (E) any error in the Acquired Receivable Amount of the Severance Funding Shortfall;

(vi) any impairment of Seller IP as a result of, or the defense of any claim or Proceeding brought against any Indemnitee in connection with, any matter referenced in Part 2.11(g)(iii), 2.11(p) and Part 2.11(k)(i) of the Seller Disclosure Schedule;

(vii) any claim or determination that the consummation of the purchase of the Assets constitutes a fraudulent transfer or fraudulent conveyance under applicable laws relating to bankruptcy and insolvency; or

(viii) any Proceeding relating directly to any Breach, Liability or matter of the type referred to in above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 8, to the extent the Indemnitee is entitled to indemnification by Seller in such Proceeding, and subject to Section 10.3).

(b) Subject to Section 8.2(e), the Seller shall not be required to make any indemnification payment pursuant to Sections 8.2(a)(i), 8.2(a)(ii) or 8.2(a)(iii) for any Breach as set forth in such Sections until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches) that have been directly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $100,000 (one hundred thousand US dollars). (If the total amount of such Damages exceeds $100,000, the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding $100,000.)

(c) The Indemnitee shall only be entitled to indemnification with respect to any Damages if the Claim Notice with respect to such indemnification matter is given prior to the expiration of the Indemnification Period. All indemnification payments shall only be paid from and out of the Escrow Fund, by way of the release of such number of Escrow Shares (or, to the extent that the Escrow Shares remaining in the Escrow Fund are insufficient, other property held in the Escrow Account in respect of the Escrow Shares) from the Escrow Fund having a value equal to the indemnification payment due and payable by Seller and up to an aggregate value of $4,500,000. The value of each Escrow Share for the purpose of this Section 8.2 shall be the Escrow Share Value. For purposes of clarification, the Belzberg Shares (or other property held in the Escrow Account in respect of the Belzberg Shares) shall not be paid out of the Escrow Account in connection with any indemnification claim.

(d) The limitations on the indemnification obligations of the Seller that are set forth in Section 8.2(b) and Section 8.2(c) shall not apply with respect to fraud, intentional misrepresentation or knowledge of a deliberate or willful Breach of any representations, warranties or covenants under this Agreement.

(e) In no event will Seller have any Liability to any Indemnitee for any indirect, incidental, consequential, special or speculative damages, including Damages for loss of profits or use, business interruption or loss of goodwill, irrespective of whether such Damages arise under contract, tort, statute or otherwise and whether or not the Indemnitee has given the Seller advance notice of the possibility of such Liability or Damages.

(f) In no event will Seller have any Liability to any Indemnitee for any Damages that were caused as a direct result of the failure of Purchaser or Purchaser Sub to grant its consent to any action of the Seller pursuant to Section 4.2 above provided that Seller made Purchaser and Purchaser Sub aware of the potential for such Damages at the time such consent was requested.

8.3 Setoff. Each obligation and payment owed or due by either party hereto to the other pursuant hereto until immediately after the Closing shall be the independent obligation of such party and each of such parties hereby expressly waive any right or entitlement to setoff any amounts due or payable to such party from amounts due or payable to them. The foregoing shall cease to apply immediately following the Closing. After the Closing, in addition to any rights of setoff or other rights that the Purchaser, Purchaser Sub or any of the other Indemnitees may have at common law or otherwise, the Purchaser and Purchaser Sub shall have the right to withhold and deduct any sum that may be owed to any Indemnitee under this Section 8 from any amount otherwise payable by any Indemnitee to the Seller. The withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted.

8.4 Nonexclusivity Of Indemnification Remedies. The indemnification remedies and other remedies provided in this Section 8 shall not be deemed to be exclusive. Accordingly, the exercise by any Person of any of its rights under this Section 8 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise). Notwithstanding the foregoing, from and after the Closing, indemnification under this Section 8 shall be the sole and exclusive remedy of the Indemnitees with respect to any claim for which monetary damages is the remedy sought or available.

8.5 Defense Of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against the Purchaser or Purchaser Sub, against any other Indemnitee or against any other Person) with respect to which the Seller may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 8, the Seller shall have the right (unless (i) the Seller is also a Person against whom the claim is made and the Purchaser determines in good faith that joint representation would be inappropriate or (ii) Seller fails to provide reasonable assurance to the Purchaser of its financial capacity to defend such claim and provide indemnification with respect to such claim) to assume the defense of such claim or Proceeding at the sole expense of the Seller with counsel reasonably satisfactory to Purchaser. If the Seller elects to assume the defense of any such claim or Proceeding:

(a) the Seller shall proceed to defend such claim or Proceeding in a diligent manner with counsel reasonably satisfactory to the Purchaser;

(b) the Purchaser shall make available to the Seller any documents and materials in the possession of the Purchaser or Purchaser Sub that may be necessary to the defense of such claim or Proceeding and the full assistance of the Newly Hired Employees;

(c) the Seller shall keep the Purchaser and Purchaser Sub informed of all material developments and events relating to such claim or Proceeding;

(d) the Purchaser and Purchaser Sub shall have the right to participate in the defense of such claim or Proceeding at their own cost and expense;

(e) the Seller shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Purchaser or Purchaser Sub, as applicable, not to be unreasonably withheld; and

(f) such assumption will conclusively establish for purposes of this Agreement that the claims made in that claim are within the scope of and subject to indemnification.

If the Seller does not elect to assume the defense of any such claim or Proceeding, the Purchaser or Purchaser Sub may proceed with the defense of such claim or Proceeding on its own. If the

Purchaser or Purchaser Sub so proceeds with the defense of any such claim or Proceeding on its own:

(i) all reasonable expenses relating to the defense of such claim or Proceeding (whether or not incurred by the Purchaser) shall be borne and paid exclusively by the Purchaser or the Purchaser Sub, and, subject to Section 8.2 above, shall be deemed Damages as they are incurred, for which the Indemnitee shall be entitled to indemnification payment;

(ii) the Seller shall make available to the Purchaser and Purchaser Sub any documents and materials in the possession or control of the Seller that may be necessary to the defense of such claim or Proceeding;

(iii) the Purchaser and Purchaser Sub shall keep the Seller informed of all material developments and events relating to such claim or Proceeding; and

(iv) the Purchaser and Purchaser Sub shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of the Seller; provided, however, that the Seller shall not unreasonably withhold such consent.

8.6 Exercise Of Remedies By Indemnitees Other Than The Purchaser. No Indemnitee (other than the Purchaser or Purchaser Sub or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser or Purchaser Sub (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

9.	Certain Post-Closing Covenants.

9.1 Further Actions. From and after the Closing Date, the Seller shall cooperate with the Purchaser and Purchaser Sub and their respective affiliates and Representatives, and shall execute and deliver such documents and take such other actions as the Purchaser and Purchaser Sub may reasonably request, for the purpose of evidencing the Transactions and putting the Purchaser Sub in possession and control of all of the Assets. Without limiting the generality of the foregoing, from and after the Closing Date, the Seller shall promptly remit to the Purchaser Sub any funds that are received by the Seller and that are included in, or that represent payment of receivables included in, the Assets. The Seller: (a) hereby irrevocably authorizes the Purchaser Sub, at all times on and after the Closing Date, to endorse in the name of the Seller any check or other instrument that is made payable to the Seller and that represents funds included in, or that represents the payment of any receivable included in, the Assets; and (b) hereby irrevocably nominates, constitutes and appoints the Purchaser Sub as the true and lawful attorney-in-fact of the Seller (with full power of substitution) effective as of the Closing Date, and hereby authorizes the Purchaser Sub, in the name of and on behalf of the Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing Date) that the Purchaser and Purchase Sub may deem appropriate for the purpose of (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Assets, (ii) defending or compromising any claim or Proceeding relating to any of the Assets, or (iii) otherwise carrying out or facilitating any of the Transactions, all to the extent not performed by the Seller in accordance herewith. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of the Seller.

9.2 Publicity. The Seller shall ensure that, on and at all times after the Closing Date no press release or other publicity concerning any of the Transactions is issued or otherwise disseminated by or on behalf of the Seller without the prior written consent of Purchaser and Purchaser Sub, other than as required for compliance with any applicable law.

9.3 Repurchase of Shares in Escrow Account.

(a) Escrow Shares. At any time and from time to time on or before the date six (6) months after the Closing Date, Purchaser will have the option, at Purchaser’s sole discretion, to repurchase for cash any portion of, or all of, the Escrow Shares. Such repurchase shall be made at the higher of (i) the Escrow Share Value, and (ii) the fair market value of the Escrow Shares as of the date of repurchase. All cash paid as consideration for the repurchase of the Escrow Shares pursuant to this Section 9.3(a) shall be placed into the Escrow Account and shall be deemed to be part of the Escrow Fund available to Purchaser and Purchaser Sub in accordance herewith.

(b) Belzberg Shares. At any time and from time to time on or before the date six (6) months after the Closing Date, Purchaser will have the option, at Purchaser’s sole discretion, to repurchase for cash all, but not less than all, of the Belzberg Shares. Such repurchase shall be made at the higher of (i) the Escrow Share Value, and (ii) the fair market value of the Belzberg Shares as of the date of repurchase. All cash paid as consideration for the repurchase of the Belzberg Shares pursuant to this Section 9.3(b) shall not be placed into the Escrow Account but shall be paid directly to Belzberg.

9.4 Change Of Name. Immediately after the Closing, the Seller shall change its name and the name of each of its subsidiaries to a name that does not include the word “e-SIM” or any variation thereof and that is satisfactory to Purchaser and shall execute a written consent in form and substance to the satisfaction of the purchaser whereby it permits the Purchaser and Purchaser Sub to use the name "e-SIM".

9.5 Distribution of Escrow Fund. During the Indemnification Period the Seller shall not distribute any of the Escrow Fund, or any rights to participate in the Escrow Fund, without receiving the prior written consent of Purchaser and Purchaser Sub. After the expiration of the Indemnification Period and the release of all or any portion of the Escrow Fund to Seller, the Seller shall be free to distribute any property so released to Seller to any Person provided that Seller shall provide Purchaser with 45 days advance notice of any distribution of Escrow Shares.

9.6 Confidentiality. Each party hereto shall not disclose or use, and will direct its Representatives not to disclose or use any Confidential Information with respect to the other parties hereto furnished, or to be furnished, by either the party, or its Representatives to any other party or its Representatives. For the purposes of this Section 9.6, “Confidential Information” means any information about a party hereto stamped “confidential” or identifies in writing as such to another party promptly following its disclosure, unless (i) such information is already known to the receiving party or its Representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of the receiving party or its Representatives, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Transactions, or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings and provided that any information related to the Assets or Assumed Liabilities shall not be “Confidential Information”. Upon the written request of the Purchaser, the Seller will promptly return to the Purchaser or destroy any Confidential Information in its possession and certify in writing to the Purchaser that is has done so. Each party hereto undertakes to comply with all confidentiality obligations and requirements as prescribed by any applicable securities law and regulation.

9.7 Regulation S Covenants.

(a) Seller will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Escrow Shares or Belzberg Shares except in compliance with the Securities Act, and the rules and regulations promulgated thereunder.

(b) Seller hereby agrees to dispose of, transfer, distribute or resell such Escrow Shares and Belzberg Shares only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an exemption from registration. Seller further agrees not to engage in hedging transactions with regard to the Escrow Shares or Belzberg Shares unless in compliance with the Securities Act. In each such case Seller shall, prior to effecting such disposition, transfer, distribution, sale, hedge or other transaction, submit to Purchaser an opinion of counsel in form and substance reasonably satisfactory to Purchaser to the effect that the proposed transaction is in compliance with the Securities Act (which opinion shall not be required with respect to a sale pursuant to Rule 144(k) under the Securities Act, provided that the Purchaser shall have received customary representations certifying as to the availability of such Rule 144(k)).

9.8 Stop Transfer Restrictions. Purchaser hereby agrees, for the benefit of Seller, that it will not register any transfer of the Escrow Shares not made in accordance with the provisions of Regulation S, pursuant to a registration under the Securities Act, or pursuant to an available exemption from registration.

9.9 Access and Investigation. Upon reasonable advance notice received from Purchase Sub and in coordination with Seller, Seller shall afford Purchaser Sub and its Representatives full and free access, during regular business hours, to Seller’s personnel (including employees and contractors), distributors, properties, Contracts, Governmental Authorizations, books and records and other documents and data for the purpose of verifying the accuracy of the Closing Certificate, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Sellers. In addition, Seller shall cause Seller’s Representatives to reasonably cooperate with Purchaser’s Representatives in connection with such review and examination.

9.10 Right to Convert Escrow Shares. If the Purchaser consummates a Next Financing during the Indemnification Period, then the Seller shall be permitted (subject to Seller’s execution of the Financing Agreements, or their equivalent, and other documents signed by the purchasers of the Next Financing Stock in the Next Financing, other than those imposing additional obligations or other Liability on the Seller materially different from the obligations and Liabilities imposed on the purchasers of the Next Financing Stock in the Next Financing and except that Seller shall not be required to make investment reps inconsistent with those set forth in Section 2.30 hereof) to exchange the Escrow Shares received at the Closing, on a dollar-for-dollar basis, for the Next Financing Stock, and all such shares of Next Financing Stock shall thereafter be considered Escrow Shares for all purposes hereunder.

9.11 Discharge of Liability. Notwithstanding the provisions of Section 1.2 to this Agreement or of Section 8 above, to the extent that a claim or a demand is made against any Indemnitee with respect to (i) any Breach by the Seller of any Seller Contract ; (ii) any event, circumstance or condition that would entitled such Indemnitee to indemnification hereunder; or, (iii) otherwise pertaining to any Liability that is not an Assumed Liability, and such claim or demand can be satisfied by the Purchaser or Purchaser Sub providing additional software support or software upgrades or by the granting of a non-exclusive license in the ordinary course of business consistent with the past practices of Seller and at no additional cost to Purchaser or Purchaser Sub, the Purchaser and Purchaser Sub shall provide such additional software support, software upgrades or licenses, and no Indemnitee shall have any claims against Seller in such respect or otherwise be entitled to receive indemnification from the Seller as a result therefrom.

10.	Miscellaneous Provisions.

10.1 Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

10.2 Fees and Expenses.

(a) The Seller shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to E. Landau Law Offices) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of the Seller in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by the Purchaser and its Representatives with respect to the business of the Seller (and the furnishing of information to the Purchaser and its Representatives in connection with such investigation and review); (iii) the negotiation, preparation and review of this Agreement (including the Seller Disclosure Schedule), the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and (v) the consummation and performance of the Transactions.

(b) Subject to the provisions of Section 8 (including the indemnification and other obligations of the Seller thereunder), the Purchaser and Purchaser Sub shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Cooley Godward llp and Yigal Arnon & Co.) that have been incurred or that are in the future incurred by or on behalf of the Purchaser and Purchaser Sub in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by the Purchaser and Purchaser Sub and their respective Representatives with respect to the business of the Seller; (iii) the negotiation, preparation and review of this Agreement, the other Transactional Agreements and all assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; and (iv) the consummation and performance of the Transactions.

10.3 Attorneys’ Fees. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled, but subject to the terms hereof).

10.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to the Seller:
e-SIM Ltd.
19 Hartum Street
Jerusalem, Israel

Facsimile:
(+972) 2 561 8847
Attn: Yaron Eldad, CFO

With a copy to:

Zvi Nixon, Adv.
Elchanan Landau Law Office
38 Keren Hayessod St.
Jerusalem 92149 Israel
Tel: (+972) 2 561 8845
Fax: (+972) 2 561 8847
Email: Nixon@elandau.co.il

if to the Purchaser or Purchaser Sub:

SKY MobileMedia, Inc.
11975 El Camino Real, Suite 102
San Diego, CA 92103
Attn: Naser Partovi, Chief Executive Officer
Facsimile: (858) 259-0417

With a copy to (which copy shall not constitute notice):

Frederick T. Muto, Esq.
Cooley Godward llp
4401 Eastgate Mall
San Diego, CA 92131 USA
Tel: +1 (858) 550-6000
Fax: +1 (858) 550-6420
Email: fmuto@cooley.com

and

Barry Levenfeld, Adv.
Yigal Arnon & Co.,
22 Rivlin Street
Jerusalem 94240, Israel
Tel: +972-2-623-9200
Fax: +972-2-623-9236
Email: barry@arnon.co.il

10.5 Time Of The Essence. Time is of the essence of this Agreement.

10.6 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

10.8 Governing Law; Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by English law (without giving effect to principles of conflicts of laws).

(b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in London, England. Each party to this Agreement:

(i) expressly and irrevocably consents and submits to the exclusive jurisdiction of the English courts in connection with any such legal proceeding;

(ii) agrees that any English court with appropriate jurisdiction shall be deemed to be a convenient forum; and

(iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any English court, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) Nothing in this Section 10.8 shall be deemed to limit or otherwise affect the right of any Indemnitee to commence any legal proceeding against the Seller in any forum or jurisdiction.

(d) The Seller agrees that, if any Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against the Seller in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly from or relating directly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

10.9 Contracts (Rights of Third Parties) Act 1999. Unless the right of enforcement is specifically set forth in this Agreement, it is not the intention of the parties that any third party should have a right to enforce a provision of this Agreement pursuant to the Contract (Rights of Third Parties) Act 1999.

10.10 Successors And Assigns; Parties In Interest.

(a) This Agreement shall be binding upon the Seller and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Seller; the Purchaser; the Purchaser Sub; the other Indemnitees (subject to Section 8.6); and the respective successors and assigns (if any) of the foregoing.

(b) The Purchaser and Purchaser Sub may freely assign any or all of their respective rights under this Agreement (including its indemnification rights under Section 8), in whole or in part, to any other Person without obtaining the consent or approval of any other Person; provided, however, that the Purchaser Sub and the Purchaser, without the prior written consent of the Seller, shall not transfer or assign this Agreement or any Transaction Agreement or any obligation or right hereunder under or thereunder until after the expiration of the Indemnification Period. The Seller shall not be permitted to assign any of his or its rights or delegate any of his or its obligations under this Agreement without the prior written consent of the Purchaser and Purchaser Sub.

(c) None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of the Seller shall have any rights under this Agreement or under any of the other Transactional Agreements, and (ii) no creditor of the Seller shall have any rights under this Agreement or any of the other Transactional Agreements.

10.11 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The Seller agrees that in the event of any Breach or threatened Breach by the Seller of any covenant, obligation or other provision set forth in this Agreement, the Purchaser and Purchaser Sub shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach;.

10.12 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser, the Purchaser Sub and the Seller.

10.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.15 Entire Agreement. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

10.16 Knowledge. For purposes of this Agreement, “knowledge” or “Knowledge” shall mean, with respect to an individual, that such individual is actually aware of the relevant fact or matter or would have been aware of the relevant fact or matter in the reasonable discharge of such individual’s duties. Any Person that is any entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

10.17 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first written above.

e-SIM, Ltd.,
an Israeli company

By:

Title:

SKY MobileMedia, Inc.,
a Delaware corporation

By:

Title:

SKY MobileMedia (Israel) Ltd.,
an Israeli company

By:

Title:

Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquired Receivables Amount. “Acquired Receivables Amount” shall mean the aggregate amount of all new accounts receivable, notes receivable or other receivables of Seller, and prepayments, customer deposits or other deposits received by Seller, in each case, as created between the Cut-Off Date and the Closing Date.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction involving: (a) the sale or other disposition of all or any material portion of the business or assets of the Seller (other than in the Ordinary Course of Business); (b) the issuance, sale or other disposition by the Seller of (i) any share capital or other securities of the Seller, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any share capital or other securities of the Seller, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any share capital or other securities of the Seller; or (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Seller.

Active Seller Contract. “Active Seller Contract” shall mean any Seller Contract that (i) is in effect as of the date hereof and the Seller received communications from the other parties thereto during the twenty four (24) month period ending on the Cut Off Date, or (ii) the Seller reasonably anticipates shall generate a revenue of over $25,000 (twenty five thousand US dollars) in the twelve (12) month period following the Cut Off Date, not including non-disclosure agreements to which the Seller is a party that are not incorporated into an Active Seller Contract.

Agreement. “Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the exhibits and schedules attached hereto or delivered in connection herewith), as it may be amended from time to time.

Antitrust Laws. “Antitrust Laws” shall have the meaning set forth in Section 4.3(b) of this Agreement.

Approved Enterprise Status. “Approved Enterprise Status” shall have the meaning set forth in Section 4.4 of this Agreement.

Assets. “Assets” shall have the meaning set forth in Section 1.1 of this Agreement.

Assumed Liabilities. “Assumed Liabilities” shall have the meaning set forth in Section 1.2(b) of this Agreement.

Assumption Agreement. “Assumption Agreement” shall have the meaning set forth in Section 1.2(a)(v) of this Agreement.

Belzberg. “Belzberg” shall mean Marc Belzberg.

Belzberg Shares. “Belzberg Shares” shall mean, if no Next Financing shall have occurred prior to Closing, that number of shares of Purchaser’s Series B Preferred Stock equal to $350,000 divided by $0.775 (subject to adjustment for stock splits, stock combinations, stock dividends, reclassifications, reorganizations and the like) and, if the Next Financing shall have occurred prior to Closing, that number of shares of Next Financing Stock equal to $350,000 divided by the Next Financing Price. In addition, in the event that a Next Financing occurs during the Indemnification Period, and the then outstanding Belzberg Shares are converted according to the rights set forth in the Transfer Certificate, Escrow Shares shall mean the Next Financing Stock issued upon conversion of the Escrow Shares in accordance with the Transfer Certificate.

Best Efforts. “Best Efforts” shall mean the efforts that a prudent Person desiring to achieve a particular result would reasonably use in order to ensure that such result is achieved as expeditiously as possible.

Bill of Sale. “Bill of Sale” shall have the meaning set forth in Section 1.6(b)(i) of this Agreement.

Breach. There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

Bridge Loan. “Bridge Loan” shall mean the $700,000 loaned to Seller by Purchaser pursuant to that certain Convertible Promissory Note, dated June 16, 2006.

Cash Payment. “Cash Payment” shall have the meaning set forth in Section 1.2(a)(i) of this Agreement.

Claim Notice.  “Claim Notice” shall have the meaning set forth in Section 8.1(c) of this Agreement.

Closing. “Closing” shall have the meaning set forth in Section 1.6(a) of this Agreement.

Closing Certificate. “Closing Certificate” shall have the meaning set forth in Section 1.6(b)(viii) of this Agreement.

Closing Date. “Closing Date” shall have the meaning set forth in Section 1.6(a) of this Agreement.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Common Stock. “Common Stock” shall have the meaning set forth in Section 3.4(a) of this Agreement.

Confidential Information. “Confidential Information” shall have the meaning set forth in Section 9.6 of this Agreement.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” shall mean any written, oral, implied or other binding and effective agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, binding assurance or undertaking of any nature.

Conversion Shares. “Conversion Shares” shall have the meaning set forth in Section 2.30 of this Agreement.

Cut-Off Date. “Cut-Off Date” shall mean August 31, 2006.

Damages. “Damages” shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

Employment Agreements.  “Employment Agreements” shall have the meaning set forth in Section 5.9 of this Agreement.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset); provided, however, that with respect to Intellectual Property Rights, any non-exclusive license or non-exclusive lease granted in the Ordinary Course of Business shall not be deemed an Encumbrance.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Escrow Account. “Escrow Account” shall have the meaning set forth in Section 1.2(a)(iii) of this Agreement.

Escrow Agent. “Escrow Agent” shall have the meaning set forth in Section 1.2(a)(iii) of this Agreement.

Escrow Agreement. “Escrow Agreement” shall have the meaning set forth in Section 1.2(a)(iii) of this Agreement.

Escrow Fund. “Escrow Fund” shall have the meaning set forth in Section 1.2(a)(iii) of this Agreement.

Escrow Shares. “Escrow Shares” shall mean, if no Next Financing shall have occurred prior to Closing, that number of shares of Purchaser’s Series B Preferred Stock equal to $5,000,000 plus the Severance Funding Shortfall divided by $0.775 (subject to adjustment for stock splits, stock combinations, stock dividends, reclassifications, reorganizations and the like) and, if the Next Financing shall have occurred prior to Closing, that number of shares of Next Financing Stock equal to $5,000,000 plus the Severance Funding Shortfall divided by the Next Financing Price. In addition, in the event that a Next Financing occurs during the Indemnification Period, and the then outstanding Escrow Shares are converted according to Section 9.10, Escrow Shares shall mean the Next Financing Stock into which the Escrow Shares were converted in accordance with Section 9.10.

Escrow Share Value. “Escrow Share Value” shall mean, with respect to any shares of Purchaser’s Series B Preferred Stock held in the Escrow Account, $0.775 (subject to adjustment for stock splits, stock combinations, stock dividends, reclassifications, reorganizations and the like), and, with respect to any shares of Next Financing Stock held in the Escrow Account, the Next Financing Price.

Excluded Assets. “Excluded Assets” shall mean the assets identified on Exhibit L.

Expenditures Bridge Loan. “Expenditures Bridge Loan” shall have the meaning set forth in Section 6.5 of this Agreement.

Financing Agreements. “Financing Agreements” shall mean the following agreements (as the same may be amended from time to time): (1) Voting Agreement, (2) Right of First Refusal and Co-Sale Agreement and (3) Investors’ Rights Agreement.

GAAP. “GAAP” shall mean United States generally accepted accounting principles.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

Government Grant. “Government Grant” shall have the meaning set forth in Section 2.28(a) of this Agreement.

Hazardous Material. “Hazardous Material” shall include: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement; (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause “(a)”, “(b)”, “(c)” or “(d)” above.

IC. “IC” shall meaning set forth in Section 4.3(a) of this Agreement.

Immaterial Contract. “Immaterial Contract” shall mean any Seller Contract that: (a) was entered into by the Seller in the Ordinary Course of Business; (b) is identical in all material respects to one of the Standard Form Agreements; (c) has a term of less than 90 days or may be terminated by the Seller (without penalty) within 90 days after the delivery of a termination notice by the Seller to the other party thereto; and (d) does not contemplate or involve the payment of cash or other consideration by the Seller in an amount or having a value in excess of $25,000.00.

Indemnification Period. “Indemnification Period” shall have the meaning set forth in Section 8.1(a) of this Agreement.

Indemnitees. “Indemnitees” shall mean the following Persons: (a) the Purchaser; (b) the Purchaser Sub; (c) the current and future affiliates of Purchaser and Purchaser Sub; (d) the respective Representatives of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” “(c)” and “(d)” above.

Intellectual Property. “Intellectual Property” shall mean and include all algorithms, application programming interfaces, apparatus, assay components, biological materials, cell lines, clinical data, chemical compositions or structures, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, IP cores, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, photomasks, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Israeli Employees. “Israeli Employees” shall have the meaning set forth in Section 2.17(i) of this Agreement.

Knowledge. “knowledge” shall have the meaning set forth in Section 10.16 of this Agreement.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. “Liability” shall mean any debt, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, unfixed, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether immediately due and payable.

Material Adverse Effect. “Material Adverse Effect” means any change or effect that individually is materially adverse to (i) the Assets being purchased by Purchaser Sub, (ii) the consummation of the Transactions; or (iii) the prospects of the business as conducted by the Seller prior to the Cut-Off Date.

Next Financing. “Next Financing” shall mean the first issuance following the date hereof by Purchaser of shares of a newly created series of Purchaser’s Preferred Stock in an equity financing of parties in an aggregate amount of not less than $5,000,000 (five million US dollars).

Next Financing Price. “Next Financing Price” shall mean the per share price paid by the purchasers for the Next Financing Stock in the Next Financing.

Next Financing Stock. “Next Financing Stock” shall mean shares of the Preferred Stock issued by the Purchaser in a Next Financing together with any other security or right to receive any security issued by the Purchaser to the purchasers of such Preferred Stock in the Next Financing in exchange for the payment by such purchasers of the purchase price for such Preferred Stock, but excluding any securities or right to receive any securities issued pursuant to any obligation to issue such securities or rights that exists on the date of this Agreement.

Newly Hired Employee.  “Newly Hired Employee” shall have the meaning set forth in Section 4.10(a) of this Agreement.

OCS. “OCS” shall have the meaning set forth in Section 2.28(a) of this Agreement.

OCS Agreement. “OCS Agreement” shall mean the letter, sent by the OCS to the Seller, dated May 30, 2006.

Open Source Code.  “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

Order. “Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

Ordinary Course of Business. An action taken by or on behalf of the Seller shall not be deemed to have been taken in the “Ordinary Course of Business” unless:

(a) such action is recurring in nature, is consistent with the past practices of the Seller and is taken in the ordinary course of the normal day-to-day operations of the Seller; and

(b) such action is not required to be authorized by the shareholders of the Seller, the Board of Directors of the Seller or the audit committee or any other committee of the Board of Directors of the Seller;

Outstanding Obligations. “Outstanding Obligations” shall have the meaning set forth in Section 1.6(b)(ii) of this Agreement.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

Plan. “Plan” shall have the meaning set forth in Section 3.4(b) of this Agreement.

Pre-Closing Period. “Pre-Closing Period” shall mean the period from the date of the Agreement through the Closing Date.

Preferred Stock. “Preferred Stock” shall have the meaning set forth in Section 3.4(a) of this Agreement.

Proceeding. “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

Proxy Statement.  “Proxy Statement” shall have the meaning set forth in Section 4.5 of this Agreement.

Purchaser. “Purchaser” shall have the meaning set forth in the caption.

Purchaser Disclosure Schedule. “Purchaser Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to the Seller on behalf of the Purchaser and Purchaser Sub, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

Purchaser Financial Statements. “Purchaser Financial Statements” shall have the meaning set forth in Section 3.8 of this Agreement.

Purchaser Sub. “Purchaser Sub” shall have the meaning set forth in the caption.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

Related Party. Each of the following shall be deemed to be a “Related Party”: (a) each individual who is, or who has at any time been, an officer of the Seller; (b) each member of the family of each of the individuals referred to in clause “(a)” above; and (c) any Entity (other than the Seller) in which any one of the individuals referred to in clauses “(a)” and “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Restated Certificate. “Restated Certificate” shall have the meaning set forth in Section 3.4(e) of this Agreement.

Restricted Contracts. “Restricted Contracts” shall have the meaning set forth in Section 1.7(a) of this Agreement.

SEC. “SEC” shall mean the Securities and Exchange Commission.

Secretary’s Certificate. “Secretary’s Certificate” shall have the meaning set forth in Section 1.6(b)(ix) of this Agreement.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Seller. “Seller” shall have the meaning set forth in the caption.

Seller Contract. “Seller Contract” shall mean any Contract: (x) to which the Seller is a party; and (y) by which the Seller or any of its assets is or may become bound or under which the Seller has, or may become subject to, any obligation; or under which the Seller has or may acquire any right or interest.

Seller Databases.  “Seller Databases” shall have the meaning set forth in Section 2.11(r) of this Agreement.

Seller Disclosure Schedule. “Seller Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Seller (including any part thereof delivered in connection with Section 4.12), a copy of which is attached to the Agreement and incorporated in the Agreement by reference, and any amendments thereto approved by the Purchaser or the Purchaser Sub, in their sole and absolute discretion.

Seller Employee. “Seller Employee” shall mean any current or former employee, independent contractor or director of the Seller.

Seller Employee Agreement.  “Seller Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Seller and any Seller Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Seller Employee which is terminable “at will” without any obligation on the part of the Seller to make any payments or provide any benefits in connection with such termination.

Seller Employee Plan. “Seller Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by the Seller for the benefit of any Seller Employee, or with respect to which the Seller has or may have any liability or obligation, except such definition shall not include any Seller Employee Agreement.

Seller Interim Period Expenditures. “Seller Interim Period Expenditures” shall mean any Assumed Liabilities paid or discharged by the Seller and any prepayment, security deposits and other deposits made by Seller, all as occurring after the Cut Off Date and prior to the Closing Date, including under Seller Employee Plans with respect to employees of Seller that become Newly Hired Employees, and any other costs or expenses related to the performance of the business of the Seller consistent with present practices in the Ordinary Course of Business.

Seller Financial Statements. “Seller Financial Statements” shall have the meaning set forth in Section 2.3 of this Agreement.

Seller IP. “Seller IP” shall mean (a) all Intellectual Property Rights in the Seller Products or methods or processes used to manufacture the Seller Products, and (b) all other Intellectual Property Rights owned by or exclusively licensed to the Seller.

Seller IP Contract.  “Seller IP Contract” shall mean any Seller Contract to which the Seller is a party or by which the Seller is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Seller IP or any Intellectual Property developed by, with, or for the Seller.

Seller Pension Plan. “Seller Pension Plan” shall mean each Seller Employee Plan that is an employee pension benefit plan.

Seller Privacy Policy.  “Seller Privacy Policy” shall mean each external or internal, past or present privacy policy of the Seller, including any policy relating to (i) the privacy of users of the Seller Products or of any Seller Website, (ii) the collection, storage, disclosure, and transfer of any User Data or Personal Data, and (iii) any employee information.

Seller Product. “Seller Product” shall mean any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold by the Seller.

Seller Software. “Seller Software” shall have the meaning set forth in Section 2.11(l) of this Agreement.

Seller Web Site. “Seller Web Site” shall mean any public or private website owned, maintained, or operated at any time by or on behalf of the Seller.

Series B Fair Value. “Series B Fair Value” shall have the meaning set forth in Section 1.8(a) of this Agreement.

Services Agreement. “Services Agreement” shall have the meaning set forth in Section 5.10 of this Agreement.

Severance Funding Shortfall. “Severance Funding Shortfall” shall mean an amount (which shall not be less than $0 or greater than $400,000) equal to (A) $400,000 less (B) the amount by which the amount payable with respect to the severance obligations of employees or former employees of Seller that are not Newly Hired Employees exceeds the aggregate amount deposited in the manager’s insurance fund for such employees or former employees as of the Closing Date.

Shareholder Approvals. “Shareholder Approvals” shall have the meaning set forth in Section 4.5 of this Agreement.

Standard Form Agreement. “Standard Form Agreement” shall have the meaning set forth in Section 2.11(f) of this Agreement.

Statement Date. “Statement Date” shall have the meaning set forth in Section 3.8 of this Agreement.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, linkage differentials, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document, including all appendices and exhibits thereto, or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Transferred Employees. “Transferred Employees” shall have the meaning set forth in Section 4.10(a) of this Agreement.

Transactional Agreements. “Transactional Agreements” shall mean: (a) the Agreement; (b) the Escrow Agreement; (c) the Assumption Agreement; (d) the Bill of Sale; (e) the Voting Agreements; (f) the Secretary’s Certificate; (g) the Closing Certificate; (h) the Financing Agreements; and (i) any other Contract or instrument which shall or is advisable to be executed and delivered in connection with the consummation of the Transactions.

Transactions. “Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Assets by the Seller to the Purchaser Sub in accordance with the Agreement; (ii) the assumption of the Assumed Liabilities by the Purchaser Sub pursuant to the Assumption Agreement; (iii) the issuance and sale of the Preferred Shares of the Purchaser to the Seller; and, (iv) the performance by the Seller, the Purchaser Sub and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by the Seller, the Purchaser Sub and the Purchaser of their respective rights under the Transactional Agreements.

Transfer Certificate. “Transfer Certificate” shall have the meaning set forth in Section 1.6(b)(xi) of this Agreement.

User Data. “User Data” shall mean any Personal Data or other data or information collected by or on behalf of the Seller from users of the Seller Products or of any Seller Website.

VAT. “VAT” shall have the meaning set forth in Section 1.3 of this Agreement.

VAT Request. “VAT Request” shall have the meaning set forth in Section 1.3 of this Agreement.

Voting Agreement. “Voting Agreement” shall have the meaning set forth in Section C of the Recitals to this Agreement.

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